Exhibit 10.4

LEASE AGREEMENT BETWEEN

AR INDUSTRIAL NO. 1, LTD.,

AS LANDLORD, AND

ORTHOFIX, INC.,

AS TENANT

Dated February 10, 2009

PROJECT: TO BE CONTRUCTED

LEWISVILLE, TEXAS

BASIC LEASE INFORMATION

Lease Date:	February 10, 2009

Landlord:	AR Industrial No. 1, Ltd., a Texas limited partnership

Tenant:	Orthofix, Inc., a Minnesota corporation

Premises:

That certain space containing 144,624 rentable square feet, in a building to be constructed by Landlord (the “Building”) pursuant to the specifications and approved site plan set forth in Exhibit A and such other plans and specifications as may be mutually agreed to in writing by Landlord and Tenant. The land on which the Building is to be located (the “Land”) is described on Exhibit B. The term “Project” shall collectively refer to the Building, the Land and the driveways, parking facilities, loading dock areas, roadways, any rail tracks associated with the Building and similar improvements and easements associated with the foregoing or the operation thereof. Within thirty (30) days following the Commencement Date, Tenant may, at its option and expense, cause the Premises to be measured by Tenant’s architect, which measurement will be certified to both Landlord and Tenant. Tenant shall execute and deliver Landlord a notice (the “Calculation Notice”) containing Tenants calculation (together with backup or supporting information from Tenant’s architect reflecting the calculations made by such architect) of the exact number of rentable square feet contained within the Premises and the Building. Landlord shall have the right to object to the applicable calculations in the Calculation Notice by delivering written notice (including detailed objections to the calculations set forth therein) to Tenant within 10 business days after Tenant delivers such Calculation Notice to Landlord, failing which Landlord shall be deemed to have agreed that the information contained in such Calculation Notice is correct. However, if Landlord timely objects to such calculations, Landlord and Tenant shall work together to resolve their differences, failing which the dispute will be submitted to arbitration. After such differences have been resolved between Landlord and Tenant or by arbitration, if the actual number of rentable square feet within the Premises as determined by such measurement varies by more than one percent (1%) from the number of rentable square feet set forth above, then all amounts under this Lease (including, but not limited to, Basic Rent and any other applicable items) shall be re-calculated based on the actual number of rentable square feet within the Premises as determined by such measurement, and the parties shall enter into an amendment to this Lease for the purpose of reflecting the correct area of the Premises and shall make any necessary cash adjustments within fifteen (15) days after the date on which the actual area of the Premises is so determined. Notwithstanding the foregoing, the rentable square feet within the Premises or the Basic Rent and other applicable items shall not be increased pursuant to the provisions of the previous sentence by more than 2% from the amounts specified in this Lease unless such increase results from a change order executed by Tenant. All payments of Rent shall be made as and when required in this Lease, notwithstanding any unresolved objections to any Calculation Notice; and shall be based (as applicable) upon the rentable square feet set forth above until such amendment has been executed by Landlord and Tenant.

Term:

One hundred twenty (120) full calendar months, plus any partial month from the Commencement Date to the end of the month in which the Commencement Date falls, starting on the Commencement Date and ending at 5:00 p.m. local time on the last day of the 120th full calendar month following the Commencement Date, subject to adjustment and earlier termination as provided in the Lease.

Commencement Date:

The earliest of (a) the date on which Tenant occupies any portion of the Premises and begins conducting business therein, (b) the date on which the Work (as defined in Exhibit D hereto) in the Premises is Substantially Completed (as defined in Exhibit D hereto), or (c) the date on which the Work in the Premises would have been Substantially Completed but for the occurrence of any Tenant Delay Days (as defined in Exhibit D hereto), provided that in no event shall the Commencement Date be sooner than January 31, 2010.

i

Basic Rent:	Basic Rent shall be the following amounts for the following periods of time:

Lease Month	Annual Basic Rent Rate Per Rentable Square Foot	Monthly Basic Rent
1 - 60	$8.38	$100,995.76
61 – 120	$8.88	$107,021.76

As used herein, the term “Lease Month” means each calendar month during the Term (and if the Commencement Date does not occur on the first day of a calendar month, the period from the Commencement Date to the first day of the next calendar month shall be included in the first Lease Month for purposes of determining the duration of the Term and the monthly Basic Rent rate applicable for such partial month).

Additional Rent:	Tenant's Proportionate Share of Operating Costs, Taxes and Insurance Costs.

Security Deposit:	$128,112.76

Rent:	Basic Rent, Additional Rent, and all other sums that Tenant may owe to Landlord or otherwise be required to pay under the Lease.

Permitted Use:

General office use, light manufacturing and industrial/warehouse use for the purpose of receiving, storing, shipping, testing and selling (but limited to wholesale sales only) products, materials and merchandise made, tested and/or distributed by Tenant. Without limiting the foregoing, Tenant shall be permitted to (a) operate a laboratory, clean room and training room on the Premises in connection with Tenant’s business operations, (b) park trucks and trailers used in Tenant’s business operations on and from the Premises overnight at the truck docks of the Premises and (c) use a portion of the Premises for the operation of a cadaver room.

Tenant’s Proportionate Share:	100%.

Initial Liability Insurance Amount:	$3,000,000.

Initial Monthly Payment of Rent:

The following shall constitute Tenant’s initial monthly payment of Rent required pursuant to
Sections 4, 12(e) and 17 of the Lease, which shall be adjusted as and when required under the terms of the Lease:

Minimum Rent	$100,995.76

Additional Rent

Tenant’s Proportionate Share of Operating Costs ($0.64 per square foot)	$7,713.28

Tenant’s Proportionate Share of Insurance Costs ($0.08 per square foot)	$964.16

Tenant’s Proportionate Share of Taxes ($1.28 per square foot)	$15,426.56

Total Initial Monthly Payment	$125,099.76

Tenant's Address:	Orthofix, Inc., a Minnesota corporation
1720 Bray Central Drive
McKinney, Texas 75069
Attention: Michael Simpson
Telephone: 469-742-2500
Telecopy: 469-742-2701

Landlord’s Address:	For all Notices:	With a copy to:

	AR Industrial No. 1, Ltd.	Billingsley Company
	4100 International Parkway, Suite 1100	4100 International Parkway, Suite 1100
	Carrollton, Texas 75007	Carrollton, Texas 75007
	Attn: Brett Johansson	Attn: Ruth Waters
	Telephone: 972-820-2200	Vice President – Legal Affairs
	Telecopy: 972-820-2201	Telephone: 972-820-2200
Telecopy: 972-820-2201

The foregoing Basic Lease Information is incorporated into and made a part of the Lease identified above. If any conflict exists between any Basic Lease Information and the Lease, then the Lease shall control.

BTS – Lease Agreement (Orthofix) V.8.Doc

2/5/2009

15.	Condemnation		13
	(a)	Total Taking	13
	(b)	Partial Taking- Tenant's Rights	13
	(c)	Partial Taking- Landlord's Rights	13
	(d)	Temporary Taking	13
	(e)	Award	13
16.	Fire or Other Casualty		14
	(a)	Repair Estimate	14
	(b)	Tenant's Rights	14
	(c)	Landlord's Rights	14
	(d)	Repair Obligation	14
	(e)	Abatement of Rent	14
17.	Personal Property Taxes		14
18.	Events of Default		14
	(a)	Payment Default	14
	(b)	Abandonment	14
	(c)	Estoppel	15
	(d)	Insurance	15
	(c)	Mechanic's Liens	15
	(f)	Other Defaults	15
	(g)	Insolvency	15
19.	Remedies		15
	(a)	Termination of I.ease	15
	(b)	Termination of Possession	15
	(c)	Perform Acts on Behalf of Tenant	15
	(d)	Alteration of Locks	15
20.	Payment by Tenant; Non-Waiver; Cumulative Remedies		16
	(a)	Payment by Tenant	16
	(b)	No Waiver	16
	(c)	Cumulative Remedies	16
21.	Waiver of Landlord's Lien		16
22.	Surrender of Premises		16
23.	Holding Over		16
24.	Certain Rights Reserved by Landlord		17
	(a)	Building Operations	17
	(b)	Security	17
	(c)	Prospective Purchasers and Lenders	17
	(d)	Prospective Tenants	17
25.	Intentionally Deleted		17
26.	Miscellaneous		17
	(a)	Landlord Transfer	17
	(b)	Landlord's Liability	17
	(c)	Force Majeure	18
	(d)	Brokerage	18
	(c)	Estoppel Certificates	18
	(f)	Notices	18
	(g)	Separability	18

v

	(h)	Amendments; Binding Effect; No Electronic Records	19
	(i)	Quiet Enjoyment	19
	(j)	No Merger	19
	(k)	No Offer	19
	(l)	Entire Agreement	19
	(m)	Waiver of Jury Trial	19
	(n)	Governing Law	19
	(o)	Recording	19
	(p)	Water or Mold Notification	19
	(q)	Joint and Several Liability	19
	(r)	Financial Reports	19
	(s)	Landlord’s Fees	20
	(t)	Telecommunications	20
	(u)	Confidentiality	20
	(v)	Authority	21
	(w)	Security Service	21
	(x)	List of Exhibits	21
	(y)	Prohibited Persons and Transactions	21
	(z)	Determination of Charges	21
27.	Environmental Requirements		21
	(a)	Prohibition against Hazardous Materials	21
	(b)	Environmental Requirements	22
	(c)	Removal of Hazardous Materials	22
	(d)	Tenant's Indemnity	22
	(e)	Inspections and Tests	22
	(f)	Delivery of the Premises	22
	(g)	Limitation on Liability	23
28.	Parking		23
29.	Other Provisions		23
	(a)	Guaranty	23
	(b)	Termination Right	23
	(c)	Waiver of Consumer Rights	24
EXHIBIT A	BUILDING SPECIFICATIONS AND APPROVED SITE PLAN		A-1
EXHIBIT B	DESCRIPTION OF THE LAND		B-1
EXHIBIT C	BUILDING RULES AND REGULATIONS		C-1
EXHIBIT D	BUILDING RULES AND REGULATIONS		D-1
EXHIBIT E	CONFIRMATION OF COMMENCEMENT DATE		E-1
EXHIBIT F	FORM OF TENANT ESTOPPEL CERTIFICATE		F-1
EXHIBIT G	RENEWAL OPTION		G-1
EXHIBIT H	GUARANTY		H-1
EXHIBIT I	LETTER OF CREDIT SCHEDULES		I-1

LIST OF DEFINED TERMS

Page No.

Additional Rent	ii
Affiliate	1
Audit Election Period	4
Basic Lease Information	1
Basic Rent	ii
Building	i
Building's Structure	1
Building's Systems	1
Calculation Notice	i
Casualty	14
Commencement Date	i
Complex	2
Construction Allowance	10
Cost Statement	D-1
Damage Notice	14
Default Rate	5
Disabilities Acts	8
Environmental Requirements	22
Estimated Delivery Date	1
Estoppel Certificate	18
Event of Default	14
GAAP	10
Guarantor	10
Hazardous Materials	22
Holdover Notice	16
including	1
Initial Holdover Rent	16
Initial Monthly Payment of Rent	ii
Insurance Costs	12
Land	i
Landlord	1
Landlord's Mortgagee	12
Landlord's Notice	4
Law	1
Laws	1
Lease	1
Lease Month	ii
Letter of Credit	5
Loss	11
Mortgage	12
Net Worth	10
OFAC	8
Operating Costs	2
Operating Costs and Tax Statement	4
Permitted Holdover Period	16
Permitted Transfer	10
Permitted Transferee	10
Permitted Use	ii
Premises	i
Prevailing Rental Rate	G-1
Primary Lease	12
Project	i

Rent	ii
Repair Period	12
Security Deposit	ii
SNDA	12
Space Plans	D-1
Statement Deadline	4
Substantial Completion	D-2
Substantially Completed	D-2
Taking	13
Tax Contest Notice	4
Taxes	3
Telecommunications Services	20
Tenant	1
Tenant Party	1
Tenant's Off-Premises Equipment	1
Tenant's Proportionate Share	ii
Term	i
Total Construction Costs	D-2
Transfer	8
Work	D-1
Working Drawings	D-1

LEASE

This Lease Agreement (this "Lease") is entered into as of February , 2009, between AR INDUSTRIAL NO. 1, LTD., a Texas limited partnership ("Landlord"), and ORTHOFIX, INC., a Minnesota corporation ("Tenant").

1. Definitions and Basic Provisions. The definitions and basic provisions set forth in the Basic Lease Information (the "Basic Lease Information") executed by Landlord and Tenant contemporaneously herewith are incorporated herein by reference for all purposes. Additionally, the following terms shall have the following meanings when used in this Lease: "Affiliate" means any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the party in question; "Building's Structure" means the Building's exterior walls, roof, elevator shafts, footings, foundations, structural portions of load-bearing walls, structural floors and subfloors, slab, and structural columns and beams; "Building's Systems" means the Building's HVAC, life-safety, plumbing, electrical, and mechanical systems; "including" means including, without limitation; "Laws" means all federal, state, and local laws, ordinances, rules and regulations, all court orders, governmental directives, and governmental orders, and all interpretations of the foregoing, and all restrictive covenants affecting this Lease or the Project, and "Law" means any of the foregoing; "Tenant's Off-Premises Equipment" means any of Tenant's equipment or other property that may be located on or about the Project (other than inside the Premises); and "Tenant Party" means any of the following persons: Tenant; any assignees claiming by, through, or under Tenant; any subtenants claiming by, through, or under Tenant; and any of their respective agents, contractors, employees, licensees, guests and invitees.

2. Lease Grant. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises. Additionally, subject to the terms of this Lease and Landlord's rules and regulations therefor, Tenant and its employees and invitees shall have a non-exclusive license to use, in common with others, any applicable driveways, loading dock areas, roadways, rail tracks and other similar improvements designated by Landlord from time to time as common areas for the common use and enjoyment of all tenants and occupants of the Project. Notwithstanding the foregoing to the contrary, so long as Tenant leases 100% of the rentable square feet within the Building. Tenant shall have an exclusive license to use the loading dock areas associated with the Building.

3. Tender of Possession. Landlord and Tenant presently anticipate that possession of the Premises will be tendered to Tenant in the condition required by this Lease (i.e., with Substantial Completion having occurred) on or about January 15, 2010 (the "Estimated Delivery Date"). If Landlord does not tender possession of the Premises in such condition to Tenant by the Estimated Delivery Date, then (a) the validity of this Lease shall not be affected or impaired thereby, (b) Landlord shall not be in default hereunder or be liable for damages therefor, and (c) Tenant shall accept possession of the Premises when Landlord tenders possession thereof to Tenant. Notwithstanding the foregoing, (i) if Landlord does not tender possession of the Premises with Substantial Completion having occurred on or prior to April 30, 2010 (which date shall be extended day-for-day in the event of (i) Tenant's failure to deliver to Landlord a copy of this Lease executed by Tenant on or before February 2, 2009, (ii) a Tenant Delay Day, or (iii) delays caused by one or more of the events described in Section 26(c) hereof [ to the extent permitted therein, but only to the extent that any of such matters has delayed Substantial Completion]), then Tenant shall be entitled to receive an abatement of two (2) day's rent for each day thereafter until such time as Landlord tenders possession of the Premises to Tenant in such condition; and (ii) if Landlord does not tender possession of the Premises with Substantial Completion having occurred on or prior to November 1, 2010 (which date shall be extended day-for-day in the event of Tenant's failure to deliver to Landlord a copy of this Lease executed by Tenant on or before February 2, 2009, or (ii) a Tenant Delay Day, but not for delays caused by one or more of the events described in Section 26(c) hereof), Tenant shall have the option to terminate this Lease by written notice to Landlord at any time before the date Landlord tenders possession of the Premises to Tenant in the condition required by this Lease, in which event all prepaid rents and deposits shall be returned to Tenant and Tenant shall have no further obligations or liabilities under this Lease. By occupying the Premises. Tenant shall be deemed to have accepted the Premises in their condition as of the date of such occupancy, subject to the performance of punch-list items that remain to be performed by Landlord, if any, latent defects to be repaired pursuant to Exhibit D and any repairs, restorations or maintenance to be performed by Landlord pursuant to the terms of this Lease. Prior to occupying the Premises, Tenant shall execute and deliver to Landlord a letter substantially in the form of Exhibit E hereto confirming (1) the Commencement Date and the expiration date of the initial Term, (2) that Tenant has accepted the Premises, and (3) that Landlord has performed all of its obligations with respect to the initial construction of the Premises pursuant to Exhibit D hereof (except for punch-list items specified in such letter, and latent defects to be repaired pursuant to Exhibit D): however, the failure of the parties to execute such letter shall not defer the Commencement Date or otherwise invalidate this Lease. Landlord shall furnish to Tenant a certificate of occupancy from the applicable governmental authorities. Notwithstanding the foregoing, Tenant shall cooperate fully with Landlord in Landlord’s effort to obtain such certificate of occupancy. Tenant shall furnish to Landlord certificate(s) of insurance required pursuant to Section 12(a) hereof before commencing business in the Premises. Occupancy of the Premises by Tenant prior to the Commencement Date shall be subject to all of the provisions of this Lease excepting only those requiring the payment of Basic Rent and Additional Rent.

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4. Rent.

(a) Payment. Tenant shall timely pay to Landlord (or such agent of Landlord as Landlord shall designate in writing) Rent, without notice, demand, deduction or set off (except as otherwise expressly provided herein), by good and sufficient check drawn on a national banking association at Landlord's address provided for in this Lease or as otherwise specified by Landlord and shall be accompanied by all applicable state and local sales or use taxes. The obligations of Tenant to pay Basic Rent and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Basic Rent, adjusted as herein provided, shall be payable monthly in advance. The Initial Monthly Payment of Rent (as set forth in the Basic Lease Information) shall be payable contemporaneously with the execution of this Lease; thereafter, Basic Rent shall be payable on the first day of each month beginning on the first day of the second full calendar month of the Term. The monthly Basic Rent for any partial month at the beginning of the Term shall equal the product of 1/365 of the annual Basic Rent in effect during the partial month and the number of days in the partial month, and shall be due on the Commencement Date. Payments of Basic Rent for any fractional calendar month at the end of the Term shall be similarly prorated. Tenant shall pay Additional Rent at the same time and in the same manner as Basic Rent.

(b) Operating Costs.

(1) Tenant shall pay to Landlord Tenant's Proportionate Share of the annual Operating Costs (defined below). Landlord may make a good faith estimate of Tenant's Proportionate Share of Operating Costs to be due by Tenant for any calendar year or part thereof during the Term. During each calendar year or partial calendar year of the Term. Tenant shall pay to Landlord, in advance concurrently with each monthly installment of Basic Rent, an amount equal to the estimated Tenant's Proportionate Share of Operating Costs for such calendar year or part thereof divided by the number of months therein. From time to time, Landlord may estimate and re-estimate the amount of Tenant's Proportionate Share of Operating Costs to be due by Tenant and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Tenant's Proportionate Share of Operating Costs payable by Tenant shall be appropriately adjusted in accordance with the estimations so that, by the end of the calendar year in question, Tenant shall have paid all of Tenant's Proportionate Share of Operating Costs as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Operating Costs are available for each calendar year.

(2) The term "Operating Costs" means all expenses and disbursements (subject to the limitations set forth below) that Landlord incurs in connection with the ownership, operation, and maintenance of the Project, determined in accordance with sound accounting principles consistently applied, including the following costs: (A) wages and salaries of all on-site employees at or below the grade of senior building manager engaged in the operation, maintenance or security of the Project (together with Landlord's reasonable allocation of expenses of off-site employees at or below the grade of senior building manager who perform a portion of their services in connection with the operation, maintenance or security of the Project), including taxes, insurance and benefits relating thereto; (B) all supplies and materials used in the operation, maintenance, repair, replacement, and security of the Project; (C) cost of all utilities (including fuel, gas, electricity, water, sewer, and other services) for the common areas and other non-tenant areas of the Project (e.g., mechanical, electrical and telecommunications rooms) as reasonably determined by Landlord: (D) repairs, replacements, and general maintenance of the Project including paving and parking areas, roads, roof repairs (Landlord is responsible for replacement of the roof as provided in Section 7). alleys and driveways, trash collection, sweeping and removal of trash for the common areas, mowing and snow removal, landscaping and exterior painting, the cost of maintaining utility lines, fire sprinklers and fire protection systems, exterior lighting, and mechanical and plumbing systems serving the Project and, to the extent the following items serve more than one tenant in the Project, dock doors, drains and sump pumps; (E) service, maintenance and management contracts with independent contractors for the operation, maintenance, management, repair, replacement, and security of the Project (including alarm service, window cleaning, and elevator maintenance); (F) costs of professional services rendered for the general benefit of the Project: (G) environmental insurance or environmental management fees; (H) the cost of any insurance deductibles for insurance required to be maintained by Landlord; and (I) costs for improvements made to the Project which, although capital in nature, are expected to reduce the normal operating costs (including all utility costs) of the Project, as amortized using a commercially reasonable interest rate over the time period reasonably estimated by Landlord to recover the costs thereof taking into consideration the anticipated cost savings, as determined by Landlord using its good faith, commercially reasonable judgment, as well as capital improvements made in order to comply with any Law hereafter promulgated after the Commencement Date by any governmental authority or any new interpretations of any Law hereafter rendered with respect to any existing Law, as amortized using a commercially reasonable interest rate over the useful economic life of such improvements as determined by Landlord in its reasonable discretion. If the Project is part of an industrial park complex (the "Complex"), Operating Costs, Taxes (defined below) and Insurance Costs (defined below) for the Complex may be prorated among the Project and the other buildings of the Complex, as reasonably determined by Landlord.

Operating Costs shall not include costs for (I) capital expenses (including, but not limited to, capital additions, capital improvements, capital alterations, capital replacements, capital equipment and capital tools, and/or capital redesign) made to the

LEASE AGREEMENT (INDUSTRIAL) - Page 2

Project, other than capital improvements described in Section 4(b)(2) and except for items which are generally considered maintenance and repair items, such as painting of common areas, replacement of carpet in elevator lobbies (if any), and the like; (2) repair, replacements and general maintenance paid by proceeds of insurance or by Tenant or other third parties; (3) interest, amortization or other payments on loans to Landlord; (4) depreciation or other "non-cash" expense items or amortization; (5) leasing commissions; (6) Taxes; (7) Insurance Costs; (8) costs of repairs, replacements or other work occasioned by fire or other casualties, or by the exercise by governmental authorities of the right of eminent domain (provided, however, that the cost of any insurance deductibles for insurance required to be maintained by Landlord shall be included as an Operating Cost); (9) costs or expenses (including fines, penalties and legal fees) incurred due to the violation by Landlord, its employees, agents and/or contractors, of any terms and conditions of the Lease or of the leases of other tenants in the Complex, and/or of any applicable laws, rules, regulations and codes of any federal, state, county, municipal or other governmental authority having jurisdiction over the Building that would not have been incurred but for such violation by Landlord, its employees, agents and/or contractors, tenants or other occupants of the Building, it being intended that each party shall be responsible for the costs resulting from its own violation of such leases and laws, rules, regulations and codes as same shall pertain to the Building; (10) penalties for late payment, including, without limitation, penalties for late payment of taxes, equipment leases, and other amounts owing by Landlord (as long as Tenant pays amounts owing to Landlord hereunder on a timely basis); (11) payments to any subsidiary or affiliate of Landlord for services on or to the Building and/or the Land, or for goods, supplies or other materials, to the extent that the costs of such services, goods, supplies and/or materials exceed the costs that would have been paid had the services, goods. supplies or materials been provided by parties unaffiliated with Landlord; (12) management fees in excess of 3.0% of gross Basic Rent; (13) wages, salaries, benefits and expenses attributable to off-site personnel except as provided above; (14) except for emergencies, rentals and other related expenses, if any, incurred in leasing air conditioning systems, elevators or other equipment ordinarily considered to be of a capital nature except equipment the costs of would have been included in Operating Expenses had Landlord purchased such equipment, but not any amounts in excess of the Operating Expenses that Landlord would have incurred had Landlord purchased such equipment; (15) advertising and promotional expenses; (16) costs of correcting or repairing defects, including latent defects, in the construction of the Building. and/or any associated parking facilities, and/or equipment, or the replacement of defective equipment; provided that costs of repair for ordinary wear and tear shall be included in Operating Expenses; (17) contributions to reserves: (18) contributions to charitable organizations; (19) the costs of any initial "tap fees" or one time lump sum sewer or water connection fees for the Building; (20) costs or fees relating to the defense of Landlords title to or interest in the Building and/or the Land, or any part thereof, or any costs or expenses associated with any sale or finance transaction; (21) expenses and costs of encapsulation. removal, or abatement of substances within the Building required to be encapsulated, removed, or abated pursuant to applicable laws, rules, regulations or codes; (22) costs or expenses, including judgments, incurred in connection with tort claims against Landlord (including the cost of investigating, defending, or settling the same); (23) costs of Landlord’s general corporate overhead and general administrative expenses which would not be chargeable to Operating expenses of the Building, determined by sound accounting principles, and all costs related to maintaining Landlord’s existence as a corporation. partnership or other entity; and (24) Other Tenant Costs (hereinafter defined). For purposes of this paragraph. “Other Tenant Costs” means any of the following costs, expenses or disbursements made or incurred by Landlord in connection with any prospective tenancy, prospective tenant or other occupant of leasable space at the Complex, including without limitation, costs, expenses and disbursements for leasing commissions; attorneys fees; costs and expenses incurred in negotiations and disputes with such prospective tenants or occupants, enforcement of agreements with such prospective tenants or occupants tenant allowances, tenant concessions, work letters, permit licenses and inspection fees, costs, expenses and disbursements for fixturing, furnishing, renovating or otherwise decorating or redecorating, space planning, interior design, and costs for non-standard utilities provided to such occupants.

(3) Tenant shall also pay Tenant’s Proportionate Share of the Taxes for each year and partial year falling within the Term. Tenant shall pay Tenant’s Proportionate Share of Taxes in the same manner as provided above for Tenant’s Proportionate Share of Operating Costs. “Taxes” mean taxes, assessments, and governmental charges or fees whether federal, state, county or municipal. and whether they be by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments (including non-governmental assessments for common charges under a restrictive covenant or other private agreement that are not treated as part of Operating Costs) now or hereafter attributable to the Project (or its operation), excluding, however, penalties and interest thereon and federal and state taxes on income (if the present method of taxation changes so that in lieu of or in addition to the whole or any part of any Taxes, there is levied on Landlord a capital tax directly on the rents received therefrom or a franchise tax, assessment, or charge based, in whole or in part, upon such rents for the Project (it being agreed that the so-called “margin tax” enacted by the Special Session of the Texas Legislature on May 2, 2006 in House Bill 3 is such a tax), then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term “Taxes” for purposes hereof: provided, however, that for purposes of this paragraph, any such “margin tax” shall be calculated as if the Building is Landlord’s only asset. Taxes shall include the costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Project. Far purposes hereof, the amount of Taxes payable by Tenant hereunder shall be reduced by the full amount of any tax abatement or exemption provided by any applicable taxing authority in connection with the development, use or occupancy of the Premises. For property tax purposes, Tenant waives all rights to protest or appeal the appraised value of the Premises, as

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well as the Project, and all rights to receive notices of reappraisement. Notwithstanding the foregoing, with respect to ad valorem taxes attributable to the Premises for all periods during the Term, except the last two (2) Lease Years thereof (taking into account any applicable Renewal Terms as to which Tenant shall have exercised a Renewal Option), (i) Landlord shall furnish written notice to Tenant whether Landlord intends to contest such taxes for the applicable year at least fifteen (15) days prior to the deadline date a notice of contest must be furnished to the taxing authorities, and (ii) if and only if (a) Landlord furnishes notice (“Landlord’s Notice”) to Tenant that Landlord is not contesting the taxes for a particular year, (b) no Event of Default is then in existence hereunder, (c) Tenant continues to lease one hundred percent (100%) of the rentable square feet of the Premises, and (iv) such taxes which Tenant desires to contest are not attributable or rendered with respect to any portion of the last two (2) Lease Years of the Term (taking into account any applicable Renewal Terms as to which Tenant shall have exercised a Renewal Option), then Tenant shall have the right to cause Landlord to contest, by appropriate legal proceedings or other lawful means, any increase in assessed value of the Project by furnishing written notice (the “Tax Contest Notice” to Landlord on or before five (5) days prior to the deadline date a notice of contest must be furnished to the applicable taxing authorities. In the event that Landlord fails to timely deliver Landlord’s Notice to Tenant as provided in clause (a) of the preceding sentence, and all other conditions set forth in the preceding sentence have been satisfied, thenTenant shalt have the right to cause Landlord to contest any increase in assessed value in accordance with the provisions of the preceding sentence. All reasonable consultation fees, accountant fees, legal fees and other similar professional fees and expenses, or costs resulting from any challenge of tax assessments and the preparation therefor as reasonably incurred by Landlord (or a reasonable allocation thereof to the extent such challenge additionally relates to tax assessments applicable to portions of the Complex other than the Building) shall be included in Operating Costs.

(4) By April 1 of each calendar year, or as soon thereafter as practicable, Landlord shall deliver to Tenant a statement of Operating Costs and Taxes for the previous year (the “Operation Costs and Tax Statement”). If Tenant’s estimated payments of Operating Costs or Taxes under this Section 4(b) for the year covered by the Operating Costs and Tax Statement exceed Tenant’s Proportionate Share of such items as indicated in the Operating Costs and Tax Statement, then Landlord shall promptly credit or reimburse Tenant for such excess; likewise, if Tenant’s estimated payments of Operating Costs or Taxes under this Section 4(b) for such year are less than Tenant’s Proportionate Share of such items as indicated in the Operating Costs and Tax Statement, then Tenant shall promptly pay Landlord such deficiency. Notwithstanding the foregoing, if Landlord does not deliver to Tenant an Operating Costs and Tax Statement within one hundred eighty (180) days after the last day of any calendar year (the “Statement Deadline”), or if an Operating Costs and Tax Statement does not include a specific expense or item, Landlord shall no longer be entitled to collect and Tenant shall have no further obligation to pay with respect to such calendar year any additional amount not set forth on an Operating Costs and Tax Statement timely delivered by Landlord to Tenant regardless of whether such expenses or any additional amounts result from a change or error in accounting by Landlord.

Within 180 days after Landlord delivers the Operating Costs and Tax Statement for any calendar year (the “Audit Election Period”) Tenant may, at its expense, elect to audit Operating Costs and electrical expenses for such calendar year , subject to the following conditions: (1) there is no uncured Event of Default under this Lease existing beyond any applicable cure period; (2) the audit shall be prepared by an independent certified public accounting firm of recognized regional or national standing, a property management company, a leasing company or any reputable third-party firm that audits office leases reasonably acceptable to Landlord; (3) the audit shall commence within 30 days after Landlord makes Landlord’s books and records available to Tenant’s auditor and shall conclude within 90 days after commencement; (4) the audit shall be conducted during Landlord’s normal business hours at the location where Landlord maintains its books and records and shall not unreasonably interfere with the conduct of Landlord’s business; and (5) Tenant and its auditor shall treat any audit in a confidential manner. This paragraph shall not be construed to limit, suspend, or abate Tenant’s obligation to pay Rent when due, including estimated Operating Costs. Landlord shall credit any overpayment determined by the final approved audit report against the next Rent due and owing by Tenant or, if no further Rent is due, refund such overpayment directly to Tenant within 30 days of determination. Likewise, Tenant shall pay Landlord any underpayment determined by the final approved audit report within 30 days of determination. The foregoing obligations shall survive the expiration or termination of this Lease. If Tenant does not give written notice of its election to audit Operating Costs during the Audit Election Period, the Operating Costs for the applicable calendar year shall be deemed approved for all purposes, and Tenant shall have no further right to review or contest the same. If the audit proves that Landlord’s calculation of tenant’s share of Operating Costs for the calendar year under inspection was overstated by more than five percent (5%), then, alter verification. Landlord shall pay Tenant’s actual reasonable out-of-pocket audit and inspection fees (not to exceed $5,000.00, and specifically excluding any travel and lodging expenses so long as the audit is performed in Carrollton, Texas) applicable to the review of said calendar year statement within thirty (30) days after receipt of Tenant’s invoice therefor.

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5. Delinquent Payment; Handling Charges. All payments required of Tenant hereunder which are not paid within five (5) days following the date when due shall, bear interest from the date due until paid at the lesser of twelve percent per annum or the maximum lawful rate of interest (such lesser amount is referred to herein us the “Default Rate”); additionally, Landlord, in addition to all other rights and remedies available to it, may charge Tenant a fee equal to the greater of (a) $50.00 or (b) two and one-half percent (2.5%) of the delinquent payment to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency with respect to any amount not paid within five (5) days following the date when due, if such nonpayment continues for more than five (5) days following written notice from Landlord to Tenant (provided that such right to written notice shall be limited to a maximum of one (1) time during each calendar year of the term of this Lease). In no event, however, shall the charges permitted under this Section 0 or elsewhere in this Lease, to the extent they are considered to be interest under applicable Law, exceed the maximum lawful rate of interest. If any check is tendered by Tenant and not duly honored with good funds, Tenant shall, in addition to any other remedies available to Landlord under this Lease, pay Landlord a “NSF” fee of $75.00, and landlord may require, by giving at least 15 days prior written notice to Tenant (and in addition to any other rights and remedies accruing pursuant to the terms. provisions or covenants of this Lease) that all future rental payments are to be made on or before the due date by cash, cashier’s check, or money order, and that the delivery of Tenant’s personal or corporate check will no longer constitute a payment of rental as provided in this Lease; provided, that at Tenant’s option, Tenant may make such payments by wire transfer in lieu of the foregoing requirements, and in such event, Landlord agrees to provide Landlord’s account number and related information to Tenant within five (5) days after request in order to enable Tenant to effectuate any such wire transfer. In addition, if Tenant fails in two (2) consecutive months to make rental payments within five (5) days after due date, Landlord, in order to reduce its administrative costs, may require, by giving at least 15 days prior written notice to Tenant (and in addition to any interest accruing pursuant to this Section 5 as well as any other rights and remedies accruing pursuant to the terms, provisions or covenants of this Lease), all future rental payments are to be made on or before the due date by cash, cashier’s check. or money order, and that the delivery of Tenant’s personal or corporate check will no longer constitute a payment of rental as provided in this Lease; provided, that at Tenant’s option, Tenant may make such payments by wire transfer in lieu of the foregoing requirements, and in such event, Landlord agrees to provide Landlord’s account number and related information to Tenant within five (5) days after request in order to enable Tenant to effectuate any such wire transfer. Any acceptance of a personal or corporate check thereafter by Landlord shall not be construed as a subsequent waiver of said rights, regardless of any notation on said check or any condition with which Tenant offers such check to Landlord.

6. Security Deposit. Contemporaneously with the execution of this Lease, Tenant shall pay to Landlord the Security Deposit, which shall be held by Landlord to secure Tenant’s performance of its obligations under this Lease. The Security Deposit is not on advance payment of Rent or a measure or limit of Landlord’s damages upon an Event of Default (as defined herein). Landlord may, from time to time following an Event of Default and without prejudice to any other remedy, use all or a part of the Security Deposit to perform any obligation Tenant fails to perform hereunder. Following any such application of the Security Deposit, Tenant shall pay to Landlord within 15 days after demand the amount so applied in order to restore the Security Deposit to its original amount. Subject to the requirements of, and conditions imposed by. Laws applicable to security deposits under commercial leases, Landlord shall, within the time required by applicable Law, return to Tenant the portion of the Security Deposit remaining after deducting all damages, charges and other amounts permitted by Law. Landlord and Tenant agree that such deductions shall include, without limitation, all damages and losses that Landlord has suffered as a result of any breach of this Lease by Tenant which have not been previously reimbursed by Tenant. The Security Deposit may be comingled with other funds, and no interest shall be paid thereon. If Landlord transfers its interest in the Premises, Landlord may assign the Security Deposit to the transferee and, upon such transfer and the delivery to Tenant of an acknowledgement of the transferee’s responsibility for the Security Deposit as provided by Law, Landlord thereafter shall have no further liability for the return of the Security Deposit. Notwithstanding the foregoing. Tenant shall have the right to elect to provide the Security Deposit in the form of an unconditional, irrevocable and transferable letter of credit (such letter of credit and any renewals or substitutions thereof herein called the “Letter of Credit”) in the amount of the Security Deposit in a form mutually acceptable to all parties. The Letter of Credit shall at all times be (1) in favor of Landlord, with amounts drawn thereunder available solely to Landlord upon Landlord’s delivery of a draft to the issuing bank in the form attached as Schedule I to Exhibit 1 attached hereto, (2) issued by a national bank with a long term debt rating of AA (or better) as issued by Moody’s Investors Services, Inc., and otherwise acceptable to Landlord in its reasonable discretion, (3) in effect from the date of the Lease throughout the Term, as may be extended (or if for a shorter initial period, then subject to replacement/renewal as hereinafter provided), and (4) transferable (but only to a successor to Landlord, including without limitation Landlord’s Mortgagee, or any successors thereof or to an assignee of this Lease) solely upon Landlord’s delivery of a notice to the issuing bank in the form attached as Schedule II to Exhibit I.

7. Landlord’s Maintenance Obligations. This Lease is intended to be a net lease; provided, however, that Landlord shall (a) repair, replace and maintain the Building’s Structure; and (b) repair and replace all parking areas, driveways, alleys, common areas and grounds surrounding the Premises, in a manner consistent with the operation of a first-class warehouse budding, including maintenance, repair, and replacement of rail tracks serving the Premises, the exterior of the Building (including painting), landscaping irrigation sprinkler systems and sewage lance and any items normally associated with the foregoing. To the extent permitted pursuant to Section (4)(b)(2) above, the costs incurred by Landlord pursuant to the preceding sentence shall constitute Operating Costs. For

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purposes hereof, the Building’s Structure shall not include skylights, windows, glass or plate glass, doors or overhead doors, special fronts, or office entries, dock bumpers, dock plates or levelers, loading areas and docks, and loading dock equipment, all of which shall be maintained by Tenant. Landlord’s liability for any defects, repairs, replacement or maintenance for which Landlord is specifically responsible for under this Lease shall be limited to the cost of performing the work.

8. Improvements; Alterations; Tenant’s Maintenance and Repair Obligations.

(a) Improvements; Alterations. Except as described in Exhibit D attached hereto or as hereafter provided: (a) improvements to the Premises shall be installed at Tenant’s expense only in accordance with plans and specifications which have been previously submitted to and approved in writing by Landlord, which approval shall be governed by the provisions set forth in this Section 8(a) (b) no alterations or physical additions in or to the Premises may be made without Landlord’s prior written consent; and (c) Tenant shall not paint or install lighting or decorations, signs, window or door lettering, or advertising media of any type visible from the exterior of the Premises without the prior written consent of Landlord. Landlord’s consent or approval as provided herein shall not be unreasonably withheld or delayed and such consent shall be deemed to have been given if Landlord does not respond to Tenant’s request for approval within ten (10) business days after receipt ther eof from Tenant; however, Landlord may withhold its consent to any alteration or addition that would adversely affect (in the reasonable discretion of Landlord) (1) the Building’s Structure or the Building’s Systems (including the Building’s restrooms or mechanical rooms), (2) the exterior appearance of the Building, (3) the appearance of the Building’s common areas, or (4) the provision of services to other Building occupants. All alterations, additions, and improvements shall be constructed, maintained, and used by Tenant, at its risk and expense, in accordance with all Laws; Landlord’s consent to or approval of any alterations, additions or improvements (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord’s acceptance, that the same comply with sound architectural and/or engineering practices or with all applicable Laws. and Tenant shall be solely responsible for ensuring all such compliance Notwithstanding anything herein to the contrary, (i) Tenant shall have the right to make alterations to the Premises without obtaining Landlord’s prior consent provided that the cost of such alterations does not exceed Twenty-Five Thousand and No/100 Dollars ($25,000.00) in any one instance (and not more than One Hundred Thousand and No/100 Dollars ($100,000.00) in the aggregate during any 12-month period), and such alterations do not adversely affect (in the reasonable discretion of Landlord) (1) the Building’s Structure or the Building’s Systems (including the Building’s restrooms or mechanical rooms), (2) the exterior appearance of the Building, (3) the appearance of the Building’s common areas, or (4) the provision of services to other Building occupants: and (ii) Landlord’s consent shall not be required with respect to minor cosmetic changes to the interior of the Premises (such as changing carpets floor coverings, wall coverings and paint). To the extent applicable, Tenant shall provide Landlord with final as-built plans detailing any alterations or additions installed by Tenant, regardless of whether Landlord’s prior consent was required.

(b) Repairs; Maintenance. Tenant shall repair or maintain the Premises, including the loading areas and dock, and loading dock equipment in connection with the Premises, in a clean, safe, and operable condition, and shall not permit or allow to remain any waste or damage to any portion of the Premises, normal wear and tear, damage by tire or casualty and repairs which are the responsibility of Landlord excepted. Additionally, Tenant, at its sole expense, shall repair, replace and maintain in good condition and in accordance with all Laws and the equipment manufacturer’s suggested service programs, all portions of the Premises, Tenant’s Off-Premises Equipment and all areas, improvements and systems exclusively serving the Premises including loading docks, sump pumps, dock wells, dock equipment and loading areas, dock doors, dock seals, overhead doors, “leveler” and similar leveling equipment, plumbing, water, fire sprinkler system, and sewer lines up to points of common connection entries, doors, ceilings, windows, interior walls, and the interior side of demising walls and heating, ventilation and air conditioning systems (including any evaporative units), and other building and mechanical systems saving the Premises. Such repair and replacements include capital expenditures and repairs whose benefit may extend beyond the Term. Within 15 days after the Commencement Date, Tenant shall enter into regularly scheduled preventive maintenance/service contracts for such equipment, each in compliance with Landlord’s specifications and otherwise in form and substance and with a contractor reasonably acceptable to Landlord, and deliver copies thereof to Landlord. No later than 14 days prior to the end of the Term. Tenant shall deliver to Landlord a certificate from an engineer reasonably acceptable to Landlord certifying that the heating, ventilation and air conditioning systems are then in good repair and condition and have been maintained in accordance with this Section 8. Tenant shall keep the parking areas, driveways, alleys and grounds surrounding the Premises (and any items normally associated with the foregoing) in a clean and sanitary condition, consistent with the operation of a first-class warehouse building. Tenant shall repair or replace, subject to Landlord's direction and supervision, any damage to the Building caused by a Tenant Party. If Tenant fails to commence the upkeep, repairs or replacements described above within 10 days after the occurrence of such damage, then Landlord may make the same at Tenant's cost; provided, however, that in the event of an emergency or any damage that endangers the health and/or safety of the Project or any tenant of the Project, or which would affect the structural integrity of the Building. Landlord may immediately make the necessary repairs or replacements at Tenant's cost. If any such damage occurs outside of the Premises, then Landlord may elect to repair such damage at Tenant's expense, rather than having Tenant repair such damage. The cost of all maintenance, repair or replacement work performed by Landlord under this Section 8 shall be paid by Tenant to Landlord within 30 days after Landlord has invoiced Tenant therefor to the extent the cost thereof is not covered by Landlord's insurance.

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(c) Performance of Work. All work which requires Landlord's consent as described in this Section 8 shall be performed only by Landlord or by contractors and subcontractors approved in writing by Landlord in Landlord's reasonable discretion. If Landlord fails to notify Tenant of its approval or disapproval of a contractor or subcontractor within five (5) business days of written request therefor, Landlord shall be deemed to have approved such contractor or subcontractor. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage naming Landlord, and Landlord's property management company as additional insureds against such risks, in such amounts, and with such companies as Landlord may reasonably require. Tenant shall provide Landlord with the identities, mailing addresses and telephone numbers of all persons performing work or supplying materials prior to beginning such construction and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable Laws. All such work shall be performed in accordance with all Laws and in a good and workmanlike manner so as not to damage the Building (including the Premises, the Building's Structure and the Building's Systems). All such work which may adversely affect the Building's Structure or the Building’s Systems must be approved by the Building's engineer of record. at Tenant's expense and. at Landlord's election, must be performed by Landlord's usual contractor for such work. All work affecting the roof of the Building must be performed by Landlord's rooting contractor, and no such work will be permitted if it would void or reduce the warranty on the roof.

(d) Mechanic’s Liens. All work performed, materials furnished. or obligations incurred by or at the request of a Tenant Party shall be deemed authorized and ordered by Tenant only. and Tenant shall not permit any mechanic’s liens to be filed against the Premises or the Project in connection therewith. Upon completion of any such work, Tenant shall deliver to Landlord final lien waivers from all contractors, subcontractors and materialmen who performed such work. If such a lien is filed, then Tenant shall, within thirty days after Landlord has delivered notice of the filing thereof to Tenant (or such earlier time period as may be necessary to prevent the forfeiture of the Premises, the Project or any interest of Landlord therein or the imposition of a civil or criminal fine with respect thereto), either (1) pay the amount of the lien and cause the lien to be released of record, or (2) diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim, and any amounts so paid. including expenses and interest, shall be paid by Tenant to Landlord within ten days after Landlord has invoiced Tenant therefor. Landlord and Tenant acknowledge and agree that their relationship is and shall be solely that of “landlord-tenant” (thereby excluding a relationship of “owner-contractor,” “owner-agent” or other similar relationships). Accordingly. all materialmen, contractors. artisans, mechanics, laborers and any other persons now or hereafter contracting with Tenant, any contractor or subcontractor of Tenant or any other Tenant Party for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises pursuant to a contract with Tenant or any Tenant Party. at any time from the date hereof until the end of the Term, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same. Nothing herein shall be deemed a consent by Landlord to any liens being placed upon the Premises, the Project or Landlord's interest therein due to any work performed by or for Tenant or deemed to give any contractor or subcontractor or material man any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of such work. Tenant shall defend, indemnify and hold harmless Landlord and its agents and representatives from and against all claims, demands, causes of action. suits, judgments. damages and expenses (including attorneys' fees) in any way arising from or relating to the failure by any Tenant Party to pay for any work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party. This indemnity provision shall survive termination or expiration of this Lease.

(e) Janitorial Services. Tenant, at its sole expense. shall provide its own janitorial services to the Premises and shall maintain the Premises in a clean and safe condition, normal wear and tear, damage by fire or casualty and repairs which are the responsibility of Landlord excepted. Tenant shall store all trash and garbage within the area and in receptacles designated from time to time by Landlord and shall, at its sole. expense, arrange for the regular pickup of such trash and garbage at times, and pursuant to reasonable regulations, established by Landlord from time to time.

9. Utilities. Landlord shall deliver the Premises to Tenant with facilities to provide water, gas, electricity, heat, telephone and sewer utility service to the Building to allow Tenant's use of the Premises for the Permitted Use hereunder and shall pay all meter, connection and tap fees in connection therewith (excluding, however, activation fees that may be charged to Tenant in connection with the accounts set up by or on behalf of Tenant for the delivery of utilities to the Premises. Except as provided in the preceding sentence. Tenant shall pay for all water, gas. electricity, heat, telephone, sewer, sprinkler charges and other utilities and services used at the Premises, together with any taxes, penalties. surcharges, maintenance charges. and the like pertaining to Tenant's use of the Premises. Tenant, at its expense, shall obtain all utility services for the Premises (other than a utility that is submetered or otherwise provided to the Premises by Landlord as provided herein), including making all applications therefor. and paying all deposits. Landlord may, if it so elects, furnish one or more utility service to Tenant, and in such event Tenant shall purchase the use of such services as are tendered by Landlord, and shall pay on demand as additional rental the rates established therefor by Landlord which shall not exceed the rates which would be charged for the same services if furnished directly by the local public utility companies. To the extent any utility service for the Premises is submetered, the meter shall be read by Landlord or Landlord's designee, and Tenant shall pay to Landlord, within 30 days after receipt of an invoice therefor, the cost of such service based on rates charged for such service by the utility company furnishing such service, including all fuel adjustment charges, demand charges and taxes. To the extent that any particular utility is not separately metered or submetered as provided above (e.g.. water or sewer charges). Landlord shall, using its good-faith. reasonable judgment. allocate the expenses for such utility among the existing tenants of the Project based

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upon density, usage, and other factors in Landlord's reasonable judgment. Upon not less than thirty (30) days prior notice to Tenant, Landlord may at any time discontinue furnishing any such service without obligation to Tenant other than to connect the Premises to the public utility, if any, furnishing such service. Landlord shall not be liable for any interruption or failure of utility service to the Premises, and such interruption or failure of utility service shall not be a constructive eviction of Tenant, constitute a breach of any implied warranty, or entitle Tenant to any abatement of Tenant's obligations hereunder; provided, however. that if any such interruption or failure of utility service to the Premises is caused by Landlord or any of its agents, employees, contractors or representatives and same continues for more than five (5) business days after written notice to Landlord, Tenant shall receive an abatement of Rent payable hereunder based on the portion of the Premises affected by such interruption of service from the commencement of such interruption until such time as the services are restored.

10. Use. Tenant may use the Premises only for the Permitted Use and shall comply with all Laws relating to this Lease and/or the use, condition, access to. and occupancy of the Premises and will not commit waste, overload the Building's Structure or the Building's Systems or subject the Premises to use that would damage the Premises. Notwithstanding anything in this Lease to the contrary, as between Landlord and Tenant, (a) Landlord shall deliver the Premises to Tenant in compliance with all applicable laws, and thereafter Tenant shall bear the risk of complying with Title III of the Americans With Disabilities Act of 1990, any state laws governing handicapped access or architectural barriers, and all rules, regulations, and guidelines promulgated under such laws, as amended from time to time (the "Disabilities Acts") in the Premises, and (b) Landlord shall bear the risk of complying with the Disabilities Acts in the common areas of the Complex, other than compliance that is necessitated by the use of the Premises for other than the Permitted Use or as a result of any alterations or additions, including any initial tenant improvement work, made by or on behalf of a Tenant Party (which risk and responsibility shall be borne by Tenant). Except for the Permitted Use. the Premises shall not be used for any use which is disreputable, creates extraordinary fire hazards. or results in an increased rate of insurance on the Building or its contents, or for the storage of any Hazardous Materials (except as provided in Section 27 hereto). Outside storage is prohibited without Landlord's prior written consent: provided that Tenant may store trucks, other vehicles and trailers in the parking areas located to the rear of the Building in the area depicted on Exhibit A. If, because of a Tenant Party’s acts or because Tenant vacates the Premises, the rate of insurance on the Building or its contents increases. Tenant shall pay to Landlord the amount of such increase within thirty (30) days of demand by Landlord, and acceptance of such payment shall not waive any of Landlord’s other rights. Tenant shall conduct its business and control each other Tenant Party so as not to create any nuisance. or unreasonably interfere with Landlord in its management of the Building.

11. Assignment and Subletting.

(a) Transfers. Except as provided in Section 11(h) Tenant shall not, without the prior written consent of Landlord, (1) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law. (2) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization, (3) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of on ownership interest in Tenant so as to result in a change in the current control of Tenant, (4) sublet any portion of the Premises. (5) grant any license, concession. or other right of occupancy of any portion of the Premises, or (6) permit the use of the Premises by any parties other than Tenant, any Tenant Party or any Permitted Transferee (any of the events listed in Section 11(a)(1) through 11(a)(6) being a “Transfer”).

(b) Consent Standards. Landlord shall not unreasonably withhold, condition or delay its consent to my assignment or subletting of the Premises, provided that the proposed transferee (1) is creditworthy. (2) has a good reputation in the business community, (3) will use the Premises for the Permitted Use (thus, excluding, without limitation, uses for credit processing and telemarketing) and will not use the Premises in any manner that would conflict with any exclusive use agreement or other similar agreement entered into by Landlord with any other tenant of the Complex. (4) will not use the Premises. Building or Project in a manner that would materially increase the pedestrian or vehicular traffic to the Premises, Building or Project, (5) is not a governmental entity, or subdivision or agency thereof. (6) is not another occupant of the Building or Complex (provided. however, that if Landlord does not have vacant space in the Complex suitable for such other occupant’s needs, such prohibition shall not apply), (7) does not appear as a “Specially Designated National” or “Blocked Person” (or any similar characterization) on any list promulgated by the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury, or any successor entity thereto; and (8) is not a person or entity with whom Landlord is then, or has been within the six-month period prior to the time Tenant seeks to enter into such assignment or subletting, negotiating to lease space in the Building or Complex, or any Affiliate of any such person or entity (provided, however, that if Landlord does not have vacant space in the Complex suitable for such other potential tenant’s needs. such prohibition shall not apply); otherwise. Landlord may withhold its consent its sole discretion. Additionally, Landlord may withhold its consent in its sole discretion to any proposed Transfer if any Event of Default by Tenant then exists beyond the expiration of any applicable cure period which is not cured prior to the commencement date of the Transfer.

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(c) Request for Consent. If Tenant requests Landlord’s consent to a Transfer, then, at least 10 business days prior to the effective date of the proposed Transfer. Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed documentation, and the following information about the proposed transferee: name and address of the proposed transferee and any entities and persons who own, control or direct the proposed transferee; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character. Concurrently with Tenant’s notice of any request for consent to a Transfer, Tenant shall pay to Landlord a fee of $750.00 to defray Landlord’s expenses in reviewing such request. Landlord shall, within ten (10) business days following receipt of a written request from Tenant for consent to a Transfer (together with all accompanying documentation and information set forth above), notify Tenant in writing that Landlord elects to (i) permit the Transfer or (ii) refuse consent to the Transfer (subject to the consent standards set forth in Section 11(b) above) and to continue this Lease in full force and effect as to the entire Premises. If Landlord shall fail to notify Tenant in writing of such election within such ten (10) business day period, Landlord shall be deemed to have elected option (i) above.

(d) Conditions to Consent. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes Tenant’s obligations hereunder; however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer for the period of the Transfer. No Transfer shall release Tenant from its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefor. Landlord’s consent to any Transfer shall not waive Landlord’s rights as to any subsequent Transfers. If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so following the occurrence of an Event of Default hereunder. Tenant shall pay for the cost of any demising walls or other improvements necessitated by a proposed subletting or assignment.

(e) Attornment by Subtenants. Each sublease by Tenant hereunder shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at landlord’s option. attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be (1) liable for any previous act or omission of Tenant under such sublease. (2) subject to any counterclaim, offset or defense that such subtenant might have against Tenant, (3) bound by any previous modification of such sublease not approved by Landlord in writing or by any rent or additional rent or advance rent which such subtenant might have paid for more than the current month to Tenant, and all such rent shall remain due and owing, notwithstanding such advance payment. (4) bound by any security or advance rental deposit made by such subtenant which is not delivered or paid over to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement, or (5) except as otherwise required by this Lease, obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed. automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Section 11(e). The provisions of this Section 11(e) shall be self-operative, and no further instrument shall be required to give effect to this provision.

(f) Cancellation. Landlord may, within 10 business days after submission of Tenant’s written request for Landlord’s consent to an assignment or subletting, cancel this Lease as to the portion of the Premises proposed to be sublet or assigned as of the date the proposed Transfer is to be effective. If Landlord cancels this Lease as to any portion of the Premises, then this Lease shall cease for such portion of the Premises and Tenant shall pay to Landlord All Rent accrued through the cancellation date relating to the portion of the Premises covered by the proposed Transfer. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee (or to any other person) without liability to Tenant. Notwithstanding anything contained herein to the contrary, in the event that Landlord notifies Tenant that Landlord elects to cancel this Lease as provided above, Tenant may negate such cancellation by delivering written notice to Landlord, within five (5) business days of receipt of Landlord’s notice, stating that Tenant has elected to rescind Tenant’s request for a consent to Transfer, in which case this Lease shall continue in full force and effect, the transfer shall not be consummated, and Tenant shall remain the tenant hereunder.

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(g) Additional Compensation. Except in connection with a Permitted Transfer, Tenant shall pay to Landlord, immediately upon receipt thereof, fifty percent (50%) of the excess of (1) all rental, expense reimbursements and any other consideration related to the real property or the leasehold or subleasehold estates therein (excluding consideration related solely to personal property, furniture, fixtures or equipment not purchased with any portion of the Construction Allowance or other funds provided by Landlord, and further excluding any loan proceeds received by Tenant in connection with a loan which is secured by Tenant’s interest in the Premises), less the actual out-of-pocket costs reasonably incurred by Tenant with unaffiliated third parties (i.e., brokerage commissions and tenant finish work) in connection with such Transfer over (2) the Rent allocable to the portion of the Premises covered thereby.

(h) Permitted Transfers. Notwithstanding Section 11(a). Tenant may Transfer all or part of its interest in this Lease or all or part of the Premises (a “Permitted Transfer”) to the following types of entities (a “Permitted Transferee”) without the written consent of Landlord:

(1) an Affiliate of Tenant;

(2) an Affiliate of Guarantor, so long as (A) Tenant's obligations hereunder are assumed by such entity; and (B) the Net Worth of such entity, or the Net Worth of any guarantor of this Lease who remains fully obligated and liable under its guaranty after such transaction, is not less than $100,000,000.00; or,

(3) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity in which or with which Tenant, or its corporate successors or assigns, is merged or consolidated, in accordance with applicable statutory provisions governing merger and consolidation of business entities, so long as (A) Tenant's obligations hereunder are assumed by the entity surviving such merger or created by such consolidation; and (B) the Net Worth of the surviving or created entity, or the Net Worth of any guarantor of this Lease who remains fully obligated and liable under its guaranty after such transaction, is not less than $100,000,000.00; or

(4) any corporation, limited partnership, limited liability partnership, limited liability company or other business entity acquiring all or substantially all of Tenant's assets, so long as (A) Tenant's obligations hereunder are assumed by such purchasing entity; and (B) such entity's Net Worth after such acquisition, or the Net Worth of any guarantor of this Lease who remains fully obligated and liable under its guaranty after such acquisition, is not less than $100,000,000.00;

Permitted Transfer shall also include a transfer of all or a portion of the ownership interests in Tenant as long as the Net Worth of Tenant, or the Net Worth of any guarantor of this Lease who remains fully obligated and liable under its guaranty following such transaction, is not less than $100,000,000.00. Tenant shall promptly notify Landlord of any such Permitted Transfer. Tenant shall remain liable for the performance of all of the obligations of Tenant hereunder, or if Tenant no longer exists because of a merger, consolidation, or acquisition, the surviving or acquiring entity shall expressly assume in writing the obligations of Tenant hereunder. Additionally, the Permitted Transferee shall comply with all of the terms and conditions of this Lease, including the Permitted Use, and the use of the Premises by the Permitted Transferee may not violate any other agreements affecting the Premises, the Building, the Complex, Landlord or other tenants of the Building or Complex. No later than 30 days after the effective date of any Permitted Transfer. Tenant agrees to furnish Landlord with (A) copies of the instrument effecting any of the foregoing Transfers, (B) documentation establishing Tenant's satisfaction of the requirements set forth above applicable to any such Transfer. (C) evidence of insurance as required under this Lease with respect to the Permitted Transferee, and (D) evidence of compliance with the regulations of OFAC and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto, including the name and address of the Permitted Transferee and any entities and persons who own, control or direct the Permitted Transferee. The occurrence of a Permitted Transfer shall not waive Landlord's rights as to any subsequent Transfers. “Net Worth” means the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles consistently applied (“GAAP”). Any subsequent Transfer by a Permitted Transferee shall be subject to the terms of this Section 11.

12. Insurance; Waivers; Subroaation; Indemnity.

(a) Tenant's Insurance. Effective as of the earlier of (1) the date Tenant enters or occupies the Premises, or (2) the Commencement Date, and continuing throughout the Term, Tenant shall maintain the following insurance policies: (A) commercial general liability insurance in amounts of $3,000,000 per occurrence and in the aggregate or, following the expiration of the initial Term, such other amounts as are then commercially reasonable for similar projects (and, if the use and occupancy of the Premises include any activity or matter that is or may be excluded from coverage under a commercial general liability policy, Tenant shall obtain such endorsements to the commercial general liability policy or otherwise obtain insurance to insure all liability arising from such activity or matter in such amounts as Landlord may reasonably require), insuring Tenant, and naming Landlord, Landlord’s property management company, and, if requested in writing by Landlord, Landlord’s Mortgagee as additional insureds, against all liability for injury to or death of a person or persons or damage to property arising from the use and occupancy of the Premises and, without implying any consent by Landlord to the installation thereof, the installation, operation, maintenance, repair or removal of Tenant’s Off-Premises Equipment, (B) insurance covering the full value of all alterations and improvements and betterments in the Premises, naming Landlord

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and Landlord’s Mortgagee as additional loss payees as their interests may appear. (C) insurance covering the full value of all furniture, trade fixtures and personal property (including property of Tenant or others) in the Premises or otherwise placed in the Project by or on behalf of a Tenant Party (including Tenant’s Off-Premises Equipment), insurance policy), (E) worker’s compensation insurance, and (F) business interruption insurance in a commercially reasonable amount. Tenant shall furnish to Landlord certificates of such insurance and such other evidence satisfactory to Landlord of the maintenance of all insurance coverages required hereunder at least ten days prior to the earlier of the Commencement Date or the date Tenant enters or occupies the Premises. and at least 10 days prior to each renewal of said insurance, and Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least 30 days before cancellation or a material change of any such insurance policies. Notwithstanding the foregoing to the contrary, with respect to the worker’s compensation insurance policy. Tenant shall obtain a written obligation on the part of the applicable insurance company to endeavor to provide Landlord with at least 30 days notice prior to cancellation or a material change of such insurance policy. All insurance policies shall be in form, and issued by companies with a Best’s rating of A-:VII or better, reasonably satisfactory to Landlord. If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord the certificates or evidence of coverage required herein, and such failure continues uncured for 5 days after written notice thereof from Landlord to Tenant. Landlord. in addition to any other remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to. obtain such insurance and Tenant shall pay to Landlord on demand the premium costs thereof. If Landlord purchases any such policy, then at such time as Tenant provides evidence to Landlord that Tenant has obtained the required insurance, Landlord shall cancel the policy it purchased and Tenant shall receive a credit against amounts due to Landlord pursuant to the preceding sentence for the amount of premium refund that Landlord is entitled to receive under the cancelled policy.

(b) Landlord’s Insurance. Throughout the Term of this Lease, Landlord shall maintain, as a minimum, the following insurance policies: (1) property insurance for the Building’s replacement value (excluding property required to be insured by Tenant), including rent loss insurance, less a commercially-reasonable deductible not to exceed $25,000.00 if Landlord so chooses, and (2) commercial general liability insurance in an amount of not less than $3,000,000. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary. The cost of all insurance carried by Landlord with respect to the Project shall be in included in Insurance Costs (defined below). Notwithstanding the foregoing. Tenant’s obligation to reimburse Landlord for the costs of any of Landlord’s insurance coverage not specifically identified in clauses (1) and (2) above shall be limited to the costs for such commercially reasonable coverages as may be carried on similar projects located within a five mile radius of the Project. Landlord shall competitively bid any such insurance coverages on an annual basis and shall purchase insurance from the insurance company submitting the lowest bid. The foregoing insurance policies and any other insurance carried by Landlord shall be for the sole benefit of Landlord and under Landlord’s sole control, and Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder.

(c) No Subrogation: Waiver of Property Claims. Landlord and Tenant each waives any claim it might have against the other for any damage to or theft, destruction, loss, or loss of use of any property, to the extent the same is insured against under any insurance policy of the types described in this Section 12 that covers the Project, the Premises, Landlord’s or Tenant’s fixtures, personal property, leasehold improvements, or business (including any applicable deductibles), or is required to be insured against under the terms hereof, regardless of whether the negligence of the other party caused such Loss (defined below). Additionally, each party waives any claim it may have against the other for any Loss to the extent such Loss is caused by a terrorist act. Each party shall cause its insurance carrier to endorse all applicable policies waiving the carrier’s rights of recovery under subrogation or otherwise against the other party.

(d) Indemnity. Subject to Section .12(c). Tenant shall defend, indemnify, and hold harmless Landlord and its representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys’ fees) arising from any injury to or death of any person or the damage to or theft, destruction. loss, or loss of use of, any property or inconvenience (a “toss”) occurring in or on the Project; however, such indemnity shall not apply to the negligence, intentional act or willful misconduct of, or breach of this Lease by, Landlord and its agents. Subject to Section 12(c). Landlord shall defend, indemnify, and hold harmless Tenant and its agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including reasonable attorneys’ fees) for any Lass arising from any occurrence in or on the Building’s common areas to the extent caused by the negligence. Intentional act or willful misconduct of. or breach of this Lease by Landlord or its agents. The indemnities set forth in this Lease shall survive termination or expiration of this Lease and shall not terminate or be waived, diminished or affected in any manner by any abatement or apportionment of Rent under any provision of this Lease. If any proceeding is filed for which indemnity is required hereunder, the indemnifying party agrees, upon request therefor, to defend the indemnified party in such proceeding at its sole cost utilizing counsel satisfactory to the indemnified party.

(e) Cost of Landlord’s Insurance. Tenant shall pay Tenant’s Proportionate Share of the cost of the property and liability insurance carried by Landlord pursuant to Section 12(b) from time to time with respect to the Building (including other improvements and Landlord’s personal property used in connection therewith). which may include fire and extended coverage insurance (including extended and broad form coverage risks, mudslide, land subsidence, volcanic eruption, flood, earthquake and rent loss insurance) and commercial general liability insurance and excess liability insurance, in such amounts and containing such terms as

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Landlord deems necessary or desirable (collectively. “insurance Costs”). During each month of the Term. Tenant shall make a monthly payment to Landlord equal to l/12th of Tenant’s Proportionate Share of Insurance Costs that will be due and payable for that particular year Each payment of Insurance Costs shall be due and payable at the same time as. and in the same manner as. provided above for Tenant’s Proportionate Share of Operating Costs. The initial monthly payment of Insurance Costs is based upon landlord’s good faith estimate of Tenant’s Proportionate Share of the estimated Insurance Costs for the remainder of the first calendar year. The monthly payment o’ Insurance Costs is subject to increase or decrease as determined by Landlord to reflect accurately Tenant’s Proportionate Share of estimated Insurance Costs. If. following Landlord’s receipt of the bill for the insurance premiums for a calendar year. Landlord determines that Tenant’s total payments of Insurance Costs are less than Tenant’s Proportionate Share of actual Insurance Costs. Tenant shall pay to Landlord the difference upon demand: if Tenants total payments of Insurance Costs are more than Tenant’s Proportionate Share of actual Insurance Costs. Landlord shall retain such excess and credit it to Tenant’s future payments of Insurance Costs (unless such adjustment is at the end of the Term. in which event Landlord shall refund such excess to Tenant).

13 Subordination; Attornment: Notice to Landlord’s Mortgagee.

(a) Subordination. this Lease shall be subordinate to any deed of trust, mortgage, or other security instrument (each a “Mortgage”), or any ground lease, master lease, or primary lease (each, a “Primary Lease”), that now or hereafter covers all or any pan of the Premises (the mortgagee under any such Mortgage, beneficiary under any such deed of trust, or the lessor under any such Primary Lease is referred to herein as a “Landlord’s Mortgagee”). Any Landlord’s Mortgagee may elect, at any time, unilaterally, to make this Lease superior to its Mortgage. Primary Lease, or other interest in the Premises by so notifying Tenant in writing, the provisions of this Section shall be self-operative and no further instrument of subordination shall be required; however, in confirmation of such subordination, Tenant shall execute and return to Landlord (or such other party designated by Landlord) within ten days after written request therefor such documentation, in recordable form if required, as a Landlord’s Mortgagee may reasonably request to evidence the subordination of this Lease to such Landlord’s Mortgagee’s Mortgage or Primary (.ease (including a subordination, non-disturbance and attornment agreement) or, if the Landlord’s Mortgagee so elects, the subordination of such Landlord’s Mortgagee’s Mortgage or Primary Lease to this Lease. Notwithstanding the foregoing to the contrary. Landlord will, upon Tenant’s written request, use commercially reasonable efforts to obtain from any such Landlord Mortgagee (whether such mortgagee is presently existing or in the future becomes a mortgagee with respect to the Project or any portion thereof), or any lessor under any Primary Lease, an SNDA (hereinafter defined) and this Lease shall not be subject to are such Mortgage or Primary Lease until such time as an SNDA has been executed and delivered by the holder thereof to Tenant.

(b) Attornment. Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease. Or otherwise, upon such party’s request. and shall execute such agreements confirming such attornment as such party may reasonably request.

(c) Notice to Landlord’s Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested. specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to ‘Tenant. and affording such Landlord’s Mortgagee a reasonable opportunity to perform Landlord’s obligations hereunder.

(d) Landlord’s Mortgagee’s Protection Provisions. If Landlord’s Mortgagee shall succeed to the interest of Landlord under this Lease. Landlord’s Mortgagee shall not be: (1) liable for any act or omission of any prior lessor (including Landlord); (2) bound by any rent or additional rent or advance rent which Tenant might have paid far more than the current month to any prior lessor (including Landlord), and all such rent shall remain due and owing, notwithstanding such advance payment; (3) bound by any security or advance rental deposit made by Tenant which is not delivered or paid over to Landlord’s Mortgagee and with respect to which Tenant shall look solely to Landlord for refund or reimbursement; (4) bound by (i) any amendment or modification of this Lease made without Landlord’s Mortgagee’s consent and written approval, except for those terminations, amendments and modifications permitted to be made by Landlord without Landlord’s Mortgagee’s consent pursuant to the terms of the loan documents between Landlord and Landlord’s Mortgagee, or (ii) any termination of this Lease made by Tenant pursuant to the express terms of this Lease; (5) subject to the defenses which Tenant mitt’ have against any prior lessor (including Landlord); and (6) subject to the offsets which Tenant might have against any prior lessor (including Landlord) except for those offset rights which (A) are expressly provided in this Lease. (B) relate to periods of time following the acquisition of the Building by Landlord’s Mortgagee, and (C)Tenant has provided written notice to Landlord’s Mortgagee and provided Landlord’s Mortgagee a reasonable opportunity to cure the event giving rise to such offset event. Landlord’s Mortgagee shall have no liability or responsibility under or pursuant to the terms of this Lease or otherwise after it ceases to own an interest in the Project. Nothing in this Lease shall be construed to require Landlord’s Mortgagee to sec to the application of the proceeds of any loan, and Tenant’s agreements set forth herein shall not be impaired on account of any modification of the documents evidencing and securing any loan.

(e) Notwithstanding anything contained herein to the contrary, on or prior to the date of recordation of a mortgage encumbering the Premises, Landlord shall deliver to Tenant a subordination, non-disturbance and attornment agreement (“SNDA”) executed by Landlord’s Mortgagee and, if applicable, the lessor under any Primary Lease wherein such mortgagee, lender or lessor shall agree that in the event of a foreclosure or other similar action taken by the mortgagee or lender, or in the event or a termination of the

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Prima-y Lease, this Lease and the rights of Tenant hereunder shall not be disturbed but shall continue in full force and effect so long as no uncured Event of Default exists, and following such foreclosure, such mortgagee, or its successor landlord. will perform all obligations of Landlord required to be performed under this Lease which thematic- arise. Each such SNDA shat be in form reasonably acceptable to ‘tenant. If Landlord fails to obtain an SNDA from all mortgagees and deliver same to Tenant in the time period specified above, Tenant shall be entitled to terminate this Lease by written notice to Landlord at any time before such SNDA has been executed and delivered to Tenant.

14. Rules and Regulation. Tenant shall comply with the rules and regulations of the Project which are attached hereto as Exhibit C. Landlord may, from time to time, change such rules and regulations for the safety, care, or cleanliness of the Project and related facilities, provided that such changes are applicable to all tenants of the Project, will not unreasonably interfere with Tenant’s use of the Premises and are enforced by Landlord in a nondiscriminatory manner. Tenant shall be responsible for the compliance with such rules and regulations by each Tenant Parry. In the event of any conflict between said rules and regulations and other provisions of this Lease, the provisions of this Lease shall control.

15 Condemnation.

(a) Total Taking. If the entire Building or Premises are taken by right of eminent domain or conveyed Ir. lieu thereof (a “Taking”) this Lease shall terminate as of the date of the Taking.

(b) Partial Taking - Tenant’s Rights. if (1) any pan of the parking area for the Project should be taken as aforesaid, this Lease shall not laminate, nor shall the rent payable hereunder be reduced, except that Tenant may terminate this Lease if the parking area remaining following such taking plus any additional parking area provided by Landlord in reasonable proximity to the Project shall (1) be less than ninety percent (90%) of the parking area immediately prior to the taking, or (2) contain less than the number of parking spaces required by applicable law in connection with the Permitted Use pursuant to this Lease. (ii) any part of the Building becomes subject to a Taking and such Taking will prevent Tenant from conducting on a permanent basis its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within 30 days after the Taking, and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking. If Tenant does not terminate this Lease, then Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking.

(c) Partial Taking - Landlord’s Rights. If any material portion, but less than all, of the Building becomes subject to a Taking, then Landlord may terminate this Lease by delivering written notice thereof to Tenant within 30 days after such Taking. and Basic Rent and Additional Rent shall be apportioned as of the date of such Taking. If Landlord does not so terminate this Lease, then this Lease will continue, but if any portion of the Premises has been taken, Rent shall abate as provided in the last sentence of Section 15(b).

(d) Temporary Taking. If all or any portion of the Premises becomes subject to a Taking for a limited period of time, this Lease shall remain in full force and effect and Tenant shall continue to perform all of the terms, conditions and covenants of this Lease except that Basic Rent and all other amounts payable hereunder shall be abated in proportion to the portion of the Premises subject to the temporary Taking during the duration of the Taking. If any such temporary Taking terminates prior to the expiration of the Term, Tenant shall restore the Premises as nearly as possible to the condition prior to such temporary Taking, at Tenant’s sole cost and expense. Landlord shall be entitled to receive the entire award for any such temporary Taking. except tint Tenant shall be entitled to receive the portion of such award which (1) compensates Tenant for its loss of use of be Premises within the Term and (2) reimburses Tenant for the reasonable out-of-pocket costs actually incurred by Tenant to restore the Premises as required by this Section.

(e) Award. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the Land, the Building. and other improvements taken; however, Tenant may separately pursue a claim (to the extent it will not reduce Landlord’s award) against the condemnor for the value of Tenant’s personal property which Tenant is entitled to remove under this Lease, moving costs, loss of business. leasehold improvements paid for by Tenant and other claims it may have.

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16. Fire or Other Casualty.

(a) Repair Estimate. If the Premises or the Building are damaged by rue or other casualty (a “Casualty”), Landlord shall, within 60 days after such Casualty, deliver to Tenant a good faith estimate (the “Damage Notice”) of the time needed to repair the damage caused by such Casualty.

(b) Tenant’s Rights. If a material portion of the Premises is damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord reasonably estimates that the damage caused thereby cannot be repaired within 210 days after the commencement of repairs (the “Repair Period”) then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant.

(c) Landlord’s Rights. If a Casualty damages the Premises or a material portion of the Building and (1) Landlord reasonably estimates that the damage to the Premises cannot be repaired within the Repair Period, (2) the damage to the Premises exceeds 50% of the replacement cost thereof (excluding foundations and footings), as estimated by Landlord and such damage occurs during the last two years of the Term, or (3) if the damage occurs in the last two years of the Term, and regardless of the extent of damage to the Premises, the damage is not fully covered by Landlord’s insurance policies plus the deductible amount or Landlord reasonably estimates that the damage to the Premises cannot be repaired within sixty (60) days after the date of the Casualty, and makes a good faith determination that restoring the Building would be uneconomical, then Landlord may terminate this Lease by giving written notice of its election to terminate within 30 days after the Damage Notice has been delivered to Tenant. In the event of any such termination. Tenant will have a reasonable period of time thereafter to move out of the Premises, provided the Premises may be safely occupied without risk of any additional property damage or risk of harm to persons, and subject to any applicable governmental regulations, including without limitation, health and safety regulations or any insurance requirements.

(d) Repair Obligation. If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, begin to repair the Premises and shall proceed with reasonable diligence to restore the Premises to substantially the same condition as they existed immediately before such Casualty; however, Landlord shall not be required to repair or replace any alterations or betterments installed by Tenant within the Premises after the Commencement Date or any furniture, equipment, trade fixtures or personal property of Tenant or others in the Premises or the Building. If this Lease is terminated under the provisions of this Section 16, Landlord shall be entitled to the full proceeds of the insurance policies providing coverage for all alterations, improvements and betterments in the Premises. If Landlord does not complete restoration of the Premises and access thereto within the 270 days after the date of the Casualty. Tenant shall be entitled to terminate this Lease, in which event all prepaid rents and the Security Deposit shall be returned to Tenant and Tenant will have a reasonable period of time thereafter to move out of the Premises.

(e) Abatement of Rent. If the Premises are damaged by Casualty. Rent for the portion of the Premise rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the completion of Landlord’s repairs (or until the date of termination of this Lease by Landlord or Tenant as provided above, as the case may be), unless a Tenant Party caused such damage, in which case, except to the extent of rental loss proceeds paid to Landlord, the rental abatement shall be proportionately reduced based upon the percentage of causation attributable to the Tenant Party.

17. Personal Property Taxes. Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises or in or on the Building or Project. If any taxes for which Tenant is liable arc levied or assessed against Landlord or Landlord’s property and Landlord elects to pay the same, or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, within 30 days following written request therefor. the part of such taxes for which Tenant is primarily liable hereunder; however, Landlord shall not pay such amount if Tenant notifies Landlord that it will contest the validity or amount of such taxes before Landlord makes such payment, and thereafter diligently proceeds with such contest in accordance with Law and if the non-payment thereof does not pose a threat of loss or seizure of the Project or interest of Landlord therein or impose any fee or penalty against Landlord.

18 Events of Default. Each of the following occurrences shall be an “Event of Default”:

(a) Payment Default. Tenant’s failure to pay Rent within five days after Landlord has delivered written notice to Tenant that the same is due; however, an Event of Default shall occur hereunder without any obligation of Landlord to give any notice if Tenant fails to pay Rent when due and, during the 12 month interval preceding such failure, Landlord has given Tenant written notice of failure to pay Rent on two or more occasions;

(b) Abandonment. Tenant abandons or vacates the Premises or any substantial portion thereof without providing Landlord with thirty (30) days prior written notice;

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(c) Estoppel. Tenant fails to provide any estoppel certificate after Landlord’s written request therefor pursuant to Section 26(e) and such failure shall continue for five business days after Landlord’s second written notice thereof to Tenant;

(d) Insurance. Tenant fails to procure, maintain and deliver to Landlord evidence of the insurance policies and coverages as required under Section 12(a) and such failure continues for five business days after written notice thereof from Landlord to Tenant;

(e) Mechanic’s Liens. Tenant fails to pay and release of record, or diligently contest and bond around, any mechanic’s lien filed against the Premises or the Project for any work performed, materials furnished, or obligation incurred by or at the request of Tenant, within the time and in the manner required by Section 8(d);

(f) Other Defaults. Tenant’s failure to perform, comply with, or observe any other agreement or obligation of Tenant under this Lease and the continuance of such failure for a period of more than 30 days after Landlord has delivered to Tenant written notice thereof; and

(g) Insolvency. The filing of a petition by or against Tenant (the term “Tenant” shall include, for the purpose of this Section 18(g), any guarantor of Tenant’s obligations hereunder) (1) in any bankruptcy or other insolvency proceeding; (2) seeking any relief under any state or federal debtor relief law; (3) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease; (4) for the reorganization or modification of Tenant’s capital structure; or (5) in any assignment for the benefit of creditors proceeding; however, if such a petition is filed against Tenant, then such filing shall not be an Event of Default unless Tenant fails to have the proceedings initiated by such petition dismissed within 90 days after the filing thereof.

19. Remedies. Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity (including, without limitation, the rights to enforce specific performance or seek injunctive relief), take any one or more of the following actions:

(a) Termination of Lease. Terminate this Lease by giving Tenant written notice thereof, in which event Tenant shall pay to Landlord the sum of (1) all Rent accrued hereunder through the date of termination, (2) all amounts due under Section 20(a), and (3) an amount equal to (A) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the “Prime Rate” as published on the date this Lease is terminated by The Wall Street Journal. Southwest Edition, in its listing of “Money Rates” minus one percent. minus (B) the then present fair rental value of the Premises for such period, similarly discounted;

(b) Termination of Possession. Terminate Tenant’s right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord (1) all Rent and other amounts accrued hereunder to the date of termination of possession, (2) all amounts due from time to time under Section 20(a), and (3) all Rent and other net sums required hereunder to he paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all costs incurred by Landlord in relating the Premises. If Landlord elects to proceed under this Section 19(b), Landlord may remove all of Tenant’s property from the Premises and store the same in a public warehouse or elsewhere at the cost of, and for the account of, Tenant, without becoming liable for any loss or damage which may be occasioned thereby. To the extent required by law. Landlord shall use reasonable efforts to relet the Premises on such terms as Landlord in its sole discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to relet the Premises before leasing other portions of the Building or Complex and Landlord shall not be obligated to accept any prospective tenant proposed by Tenant unless such proposed tenant meets all of Landlord’s leasing criteria. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 19(b). If Landlord elects to proceed under this Section 19(b), it may at any time elect to terminate this Lease under Section 19(a);

(c) Perform Acts on Behalf of Tenant. Perform any act Tenant is obligated to perform under the terms of this Lease (and enter upon the Premises in connection therewith if necessary) in Tenant’s name and on Tenant’s behalf, without being liable for any claim for damages therefor, and Tenant shall reimburse Landlord on demand for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease (including, but not limited to, collection costs and legal expenses), plus interest thereon at the Default Rate;

(d) Alteration of Locks. Additionally, with or without notice, and to the extent permitted by Law. Landlord may alter locks or other security devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant.

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20. Payment by Tenant; Non-Waiver; Cumulative Remedies.

(a) Payment by Tenant. Upon any Event of Default, subject to the provisions of Section 19(d) above, Tenant shall pay to Landlord all costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in (1) obtaining possession of the Premises, (2) removing and storing Tenant’s or any other occupant’s property. (3) repairing, restoring, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant, (4) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting), (5) performing Tenant’s obligations which Tenant failed to perform, and (6) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the default. To the full extent permitted by law, Landlord and Tenant agree the federal and state courts of the state in which the Premises are located shall have exclusive jurisdiction over any matter relating to or arising from this Lease and the parties’ rights and obligations under this Lease.

(b) No Waiver. Landlord’s acceptance of Rent following an Event of Default shall not waive Landlord’s rights regarding such Event of Default. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord’s rights regarding any future violation of such term. Landlord’s acceptance of any partial payment of Rent shall not waive Landlord’s rights with regard to the remaining portion of the Rent that is due. regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord’s acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.

(c) Cumulative Remedies. Any and all remedies set forth in this Lease: (1) shall be in addition to any and all other remedies Landlord may have at law or in equity, (2) shall be cumulative, and (3) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future. Additionally, Tenant shall defend, indemnify and hold harmless Landlord, Landlord’s Mortgagee and their respective representatives and agents from and against all claims, demands, liabilities, causes of action, suits, judgments, damages and expenses (including reasonable attorneys’ fees) arising from Tenant’s failure to perform its obligations under this Lease. Notwithstanding any provision contained in this Lease to the contrary, except for consequential damage amounts arising under Section 23 and Section 27 hereof, the liability of Tenant to Landlord for any default by Tenant under the terms of this Lease or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Building shall be limited to Landlord’s actual direct, but not consequential, damages therefor.

21. Waiver of Landlord’s Lien. Landlord hereby waives the statutory lien for rents against Tenant’s property and agrees to execute and deliver to Tenant within 10 days after Tenant’s request such waivers and agreements as Tenant or its lender may request to confirm the foregoing.

22. Surrender of Premises. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the expiration or termination of this Lease, Tenant shall deliver to Landlord the Premises with all improvements located therein in good repair and condition, free of Hazardous Materials placed on the Premises during the Term, broom-clean, reasonable wear and tear, condemnation and Casualty damage and repairs required to be completed by Landlord excepted, and shall deliver to Landlord all keys to the Premises. Tenant may remove all trade fixtures, racks, furniture, and personal property placed in the Premises or elsewhere in the Building by Tenant (but Tenant may not remove any such item which was paid for, in whole or in part, by Landlord or any wiring or cabling, unless Landlord requires such removal of such wiring or cabling by written notice to Tenant at the time that Landlord consents to the installation thereof, or, upon written request, consents to such removal). Additionally, at Landlord’s option, Tenant shall remove such alterations, additions, improvements, trade fixtures, personal property, equipment, wiring, conduits, cabling, and furniture (including Tenant’s Off-Premises Equipment, and any such items that were permitted to be installed by Tenant without Landlord’s prior written consent pursuant to Section 8(a) hereof) as Landlord may request: however, Tenant shall not be required to remove any of the foregoing (including any wiring, conduit or cabling) which was installed by Landlord, or which Landlord, at the time Tenant obtained consent to install the same, did not specifically instruct Tenant in writing must be removed. Tenant shall repair all damage caused by such removal. Following the Permitted Holdover Period (if any), all items not so removed shell, at Landlord’s option, be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord without notice to Tenant and without any obligation to account for such items; any such disposition shall not be considered a strict foreclosure or other exercise of Landlord’s rights in respect of the security inters granted under Section 20(c). The provisions of this Section 22 shall survive the end of the Term.

23. Holding Over. Provided that (a) Tenant does not elect to exercise any of the Renewal Options which may be granted to Tenant hereunder, and (b) Tenant provides notice to Landlord at least nine (9) months prior to the termination of the Lease that Tenant desires to hold over (the “Holdover Notice”). Tenant shall be entitled to hold over for a period of up to ninety (90) days following the date of termination of this Lease (the “Permitted Holdover Period”) whereupon Tenant shall pay, in addition to other Rent, Basic Rent equal to 125% of the Basic Rent payable during the last month of the Term (the “Initial Holdover Rent”). Tenant’s delivery of the Holdover Notice shall be irrevocable, and upon the termination of the initial Term. Tenant shall be obligated to pay to Landlord the Initial Holdover Rent for the entirety of the Permitted Holdover Period, regardless of whether Tenant vacates the Premises prior to the expiration of the Permitted Holdover Period, which amount stall be payable on a monthly basis on or before the first day of each month

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during the Permitted Holdover Period. If Tenant fails to vacate the Premises at the end of the Term or the Permitted Holdover Period, as applicable, then Tenant shall be a tenant at sufferance and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over, Tenant shall pay, in addition to the other Rent. Basic Rent equal to 150% of the Basic Rent payable during the last month of the Term. In all instances of holding over, Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. The provisions of this Section 23 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. If Tenant fails to surrender Pie Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom. Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom.

24. Certain Bluish Reserved by Landlord. Provided that the exercise of such rights does not unreasonably interfere with Tenant’s occupancy of the Premises and Landlord provides not less than twenty four (24) hours prior notice to Tenant in connection with any entry into the Premises (except in the event of an emergency, Landlord shall have the following rights:

(a) Building Operations. To decorate and to make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, required to be made by Landlord pursuant to this Lease; to enter upon the Premises (after giving Tenant at least 24 hours notice thereof, which may be oral notice, except in cases of real or apparent emergency, in which case no notice shall be required) and, during the continuance of any such work, to temporarily close doors, entryways. public space, and corridors in the Building; to interrupt or temporarily suspend Building services and facilities; to

(b) Security. To take such reasonable measures as Landlord deems advisable for the security of the Building and its occupants; evacuating the Building for Cause, suspected cause, or for drill purposes; temporarily denying access to the Building; and closing the Building after normal business hours and on Sundays and holidays, subject, however, to Tenant’s right to enter when the Building is closed alter normal business hours. Without limiting the generality of the immediately preceding sentence, Tenant acknowledges that LANDLORD MAKES NO REPRESENTATION OR WARRANTY REGARDING WHETHER OR NOT LANDLORD WILL PROVIDE SECURITY SERVICES, OR IF SO, WHAT FORM OF SECURITY SERVICES WILL BE PROVIDED;

(c) Prospective Purchasers and Lenders. To enter the Premises at all reasonable hours to show the Premises to prospective purchasers or lenders, subject to such security measures as Tenant may reasonably require; and

(d) Prospective Tenants. At any time during the last 6 months of the Term (or earlier if Tenant has notified Landlord in writing that it does not desire to renew the Term) or at any time following the occurrence of an Event of Default, to enter the Premises at all reasonable hours to show the Premises to prospective tenants. subject to such security measures as Tenant may reasonably require.

25. Intentionally Deleted

26. Miscellaneous.

(a) Landlord Transfer. Landlord may transfer any portion of the Project and any of its rights under this Lease. If Landlord assigns its rights under this Lease, then Landlord shall thereby be released from any further obligations hereunder arising after the date of transfer. provided that the assignee assumes in writing Landlord’s obligations hereunder arising from and after the transfer date.

(b) Landlord’s Liability. The liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of this Lease or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Building shall be limited to Tenant’s actual direct, but not consequential, damages therefor and shall he recoverable only from the interest of Landlord in the Building and the proceeds therefrom, and Landlord (and its partners, shareholders or members) shall not be personally liable for any deficiency. Notwithstanding the foregoing to the contrary, any sale or insurance proceeds or any condemnation award, or any proceeds derived therefrom that are distributed to Landlord’s direct or indirect partners, members, shareholders or other constituents prior to Landlord’s obtaining knowledge of any claim by Tenant shall not be recoverable by Tenant for the recovery of any monetary judgment against Landlord, it being agreed that Landlord, its successors and assigns, and their respective constituent parties shall not have any personal liability therefor. The provisions of this Section shall survive any expiration or termination of this Lease. Additionally, Tenant hereby waives its statutory lien under Section 91.004 of the Texas Property Code.

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(c) Force Majeure. Other than for Tenant’s obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance) and except as otherwise provided in this Lease, whatever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, shortages of labor or materials, war, terrorist acts or activities, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party, subject to the following: (i) in order to be entitled to receive an extension of time pursuant to this paragraph in connection with the completion of the Work, Landlord must deliver written notice as to the nature and extent of the delay to Tenant within thirty (30) days after the occurrence thereof or Landlord shall not thereafter be entitled to receive an extension of time in connection with such delay, and (ii) the extensions of time may be granted for rain days in any month when the cumulative number of rain days occurring on Mondays through Saturdays during that month exceeds the number typically expected, as shown in the following Rainfall Table (provided that the rainfall prevented the execution of major items of Work). A rain day is defined as a (lay when rainfall exceeds one-tenth (0.1) inch during a 24 hour period. The number of rain days expected for each month during the completion of the Work is shown in the Rainfall Table as follows:

January	7 calendar days
February	5 calendar days
March	5 calendar days
April	7 calendar days
May	7 calendar days
June	5 calendar days
July	3 calendar days
August	4 calendar days

September	4 calendar days
October	5 calendar days
November	4 calendar days
December	5 calendar days

(d) Brokerage. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than Jackson & Cooksey, Inc. and Billingsley Company. whose commission shall be paid by Landlord pursuant to a separate written agreement. Tenant and Landlord shall each indemnify the other against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by. through, or under the indemnifying party.

(e) Estoppel Certificates. From time to time, either Landlord or Tenant (the “Certifying Party”) shall furnish to any party designated by the other party (the “Non-Certifying Party”), within ten business days after request therefor, a certificate (the “Estoppel Certificate”) signed by the Certifying Parry confirming and containing such factual certifications and representations as to this Lease as the Non-Certifying Party may reasonably request. Unless otherwise required by Landlord's Mortgagee or a prospective purchaser or mortgagee of the Project, the initial form of Estoppel Certificate to be signed by Tenant is attached hereto as Exhibit F. If the Certifying Party does not deliver to the Non-Certifying Party the executed Estoppel Certificate within such required time period, the Non-Certifying Party and the intended addressee of the Estoppel Certificate may conclusively presume and rely upon the following facts: (1) this Lease is in full force and effect; (2) the terms and provisions of this Lease have not been changed except as otherwise represented by the Non-Certifying Party; (3) not more than one monthly installment of Basic Rent and other charges have been paid in advance; (4) there are no claims against the Non-Certifying Party nor any defenses or rights of offset against collection of Rent or other charges; and (5) the Non-Certifying Party is not in default under this Lease. In such event, the Certifying Party shall be estopped from denying the truth of the presumed facts.

(f) Notices. All notices and other communications given pursuant to this Lease shall be in writing and shall be (1) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified in the Basic Lease Information, (2) hand delivered to the intended addressee, (3) sent by a nationally recognized overnight courier service. or (4) sent by facsimile transmission during normal business hours followed by a confirmatory letter sent in another manner permitted hereunder. All notices shall be effective upon delivery to the address of the addressee (even if such addressee refuses delivery thereof). The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

(g) Separability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision. there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

LEASE AGREEMENT (INDUSTRIAL) - Page 18

(h) Amendments: Binding Effect; No Electronic Records. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall wave or diminish the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms hereof. Landlord and Tenant hereby agree not to conduct the transactions or communications contemplated by this Lease by electronic means, except by facsimile transmission as specifically set forth in Section 26(f); nor shall the use of the phrase “in writing” or Me word “written” be construed to include electronic communications except by facsimile transmissions as specifically set forth in Section 26(f). The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord's Mortgagee, no third party shall be deemed a third party beneficiary hereof.

(i) Quiet Enjoyment. Provided Tenant has performed all of its obligations hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term. without hindrance from Landlord or any party claiming by, through, or tinder Landlord, but not otherwise, subject to the terms and conditions of this Lease.

(j) No Merger. There shall be no merger of the leasehold estate hereby treated with the fee estate in the Premises or any pan thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest it this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

(k) No Offer. The submission of this Lease to Tenant shall not be construed as an offer, and Tenant shall not have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant or any broker representing Tenant.

(l) Entire Agreement. This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in correction therewith. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments hereto.

(m) Waiver of Jun Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, LANDLORD AND TENANT EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

(n) Governing Law. This Lease shall be governed by and construed in accordance with the laws of the state in which the Premises are located.

(o) Recording. Tenant shall not record this Lease or any memorandum of this Lease without the prior written consent of Landlord, which consent may be withheld or denied in the sole and absolute discretion of Landlord, and any recordation by Tenant without Landlord's consent shall be a material breach of this Lease. Tenant grants to Landlord a power of attorney to execute and record a release releasing any such recorded instrument of record that was recorded without the prior written consent of Landlord.

(p) Water or Mold Notification. to the extent Tenant or its agents or employees discover any water leakage, water damage or mold in or about the Premises or Project, Tenant shall promptly notify Landlord thereof in writing.

(q) Joint and Several Liability. If Tenant is comprised of more than Ole party, each such party shall be jointly and severally liable for Tenant's obligations under this Lease. All unperformed obligations of Tenant hereunder not fully performed at the end of the Term shall survive the end of the Term, including payment obligations with respect to Rent and all obligations concerning the condition and repair of the Premises.

(r) Financial Reports. If Guarantor (as defined in Exhibit H) and Tenant are not publicly traded at the time of Landlord's request, then. within 15 days after Landlord's request, Tenant will furnish Tenant's most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant's internally prepared financial statements. Tenant will discuss its financial statements with Landlord. Notwithstanding the foregoing to the contrary, following the occurrence of an Event of Default hereunder, Landlord shall have the right to require that Tenant and/or Guarantor provide their most recent audited financial statements within 15 days of Landlord's request: provided that (1) Tenant and Guarantor shall not be required to provide such financial statement more than one time per year, and (2) if Tenant's financial statements are not audited. the

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audited financial statements of the Guarantor shall satisfy the requirements of this sentence. Landlord will not disclose any aspect of Tenant’s financial statements except (1) to Landlord’s Mortgagee or prospective mortgagees or purchasers of the Building, (2) in litigation between Landlord and Tenant, and/or (3) if required by court order. Tenant shall not be required to deliver the financial statements required under this Section 26(r) more than once in any 12-month period unless requested by Landlord’s Mortgagee or a prospective buyer or lender of the Building or an Event of Default occurs.

(s) Landlord’s Fees. Whenever Tenant requests Landlord to take any action not required of it hereunder or give any consent required or permitted under this Lease, Tenant will reimburse Landlord in an amount not to exceed $750 per request for Landlord’s reasonable, out-of-pocket costs payable to third parties and incurred by Landlord in reviewing the proposed action or consent, including reasonable attorneys’, engineers’ or architects’ fees, within 30 days after Landlord’s delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action.

(t) Telecommunications. Tenant and its telecommunications companies, including local exchange telecommunications companies and alternative access vendor services companies, shall have no right of access to and within the Building, for the installation and operation of telecommunications systems, including voice, video, data, Internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems (“Telecommunications Services”), for part or all of Tenant’s telecommunications within the Building and from the Building to any other location without Landlord’s prior written consent. All providers of Telecommunications Services shall be required to comply with the rules and regulations of the Building, applicable Laws and Landlord’s policies and practices for the Building. Tenant acknowledges that except for Work to be performed by Landlord pursuant to Exhibit D or as otherwise required by this Lease. Landlord shall not be required to provide or arrange for any Telecommunications Services and that Landlord shall have no liability to any Tenant Party in connection with the installation, operation or maintenance of Telecommunications Services or any equipment or facilities relating thereto. Tenant. at its cost and for its own account, shall be solely responsible for obtaining all Telecommunications Services.

(u) Confidentiality. The parties acknowledge that the terms and conditions of this Lease are to remain confidential for the parties’ benefit, and may not be disclosed by either party to anyone, by any manner or means, directly or indirectly, without the other party’s prior written consent. Each party shall be liable for any disclosures made in violation of this Section by them or by any entity or individual to whom the terms of and conditions of this Lease were disclosed or made available by such disclosing party except as hereinafter provided. Either party’s consent to any disclosures shall not be deemed to be a waiver on the pan of such party of any prohibition against any future disclosure. This Section will not require a disclosee to maintain confidentiality in respect of information:

(1) which at the date of its disclosure to the disclosee is public knowledge or which subsequently becomes public knowledge other than by any act or failure to act on the part of the disclosee or its Affiliates or any of their officers or employees; or

(2) which is already known to the disclosee as evidenced by its written record and was not acquired directly or indirectly from the discloser; or

(3) which is at any time after the date of this Agreement lawfully acquired by the disclosee from any third party which is rightfully in possession of it and is not bound by an obligation of confidentiality or good faith in respect of it; or

(4) which is required to be disclosed by law or by a court of competent jurisdiction; or

(5) disclosed to any Affiliate or to any sub-contractor or employee working as a member of staff of such Affiliate or sub-contractor on a “need to know” basis for the purpose of this Agreement, in which event the party concerned shall be responsible for ensuring the maintenance of confidentiality by such Affiliate, sub-contractor or employee; or

(6) disclosed to any outside professional consultants or any bank or financial institution who may be giving financial advice to it or from whom it is seeking, or who is advising it in the obtaining of finance; or

(7) disclosed to any of its auditors, rating agencies, professional tax or legal advisers; or

(8) to the extent required by any governmental agency or the regulations of any recognized stock exchange; or

(9) disclosed to any real estate agent or broker representing such party, to any prospective assignee or subtenant or in connection with any Permitted Transfer.

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(v) Authority. Tenant (if a corporation. partnership or other business entity) hereby represents and warrants to Landlord that Tenant is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Tenant has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Tenant is authorized to do so. Landlord hereby represents and warrants to Tenant that Landlord is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Landlord has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Landlord is authorized to do so.

(w) Security Service. Tenant acknowledges and agrees that, while Landlord may (but shall not be obligated to) patrol the Building, Landlord is not providing any security services with respect to the Premises or Tenant's Off-Premises Equipment and that Landlord shall not be liable to Tenant for, and Tenant waives any claim against Landlord with respect to, any loss by theft or any other damage suffered or incurred by Tenant in connection with any unauthorized entry into the Premises or any area where Tenant's Off-Premises Equipment is located or any other breach of security with respect to the Premises or Tenant's Off-Premises Equipment.

(x) List of Exhibits. All exhibits and attachments attached hereto are incorporated herein by this reference.

Exhibit A - Building Specifications

Exhibit B - Description of the Land

Exhibit C - Building Rules and Regulations

Exhibit D - Tenant Finish-Work

Exhibit E - Form of Confirmation of Commencement Date Letter

Exhibit F - Form of Tenant Estoppel Certificate

Exhibit G - Renewal Option

Exhibit H - Guaranty

Exhibit I - Letter of Credit Schedules

(y) Prohibited Persons and Transactions. Tenant represents and warrants to Landlord that Tenant is currently in compliance with and shall at all times during the Term (including any extension thereof) remain in compliance with the regulations of the OFAC of the Department of the Treasury (including those named on OFAC's Specially Designated Nationals and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action relating thereto.

(z) Determination of Charles. Landlord and Tenant agree that each provision of this Lease for determining charges and amounts payable by Tenant (including provisions regarding Additional Rent and Tenant's Proportionate Share of Taxes and Electrical Costs) is commercially reasonable and, as to each such charge or amount, constitutes a statement of the amount of the charge or a method by which the charge is to be computed for purposes of Section 93.012 of the Texas Property Code.

27. Environmental Requirements.

(a) Prohibition entrust Hazardous Materials. Except for Hazardous Materials contained in products used by Tenant in de minimis quantities for ordinary cleaning and office purposes or any Hazardous Materials contained in any generator, battery or similar device used by Tenant to provide auxiliary or emergency power to the Premises (all of which must be used, stored and disposed of in strict compliance with all Environmental Requirement and which must be removed upon the expiration of the Term), Tenant shall not permit or cause any party to bring any Hazardous Materials upon the Premises or in the Project of transport, store, use, generate, manufacture, dispose, or release any Hazardous Materials on or from the Premises or the Project without Landlord's prior written consent. Tenant, at its sole cost and expense, shall operate its business in the Premises in strict compliance with all Environmental Requirements and all requirements of this Lease. Tenant shall complete and certify to disclosure statements as requested by Landlord from time to time relating to Tenant's transportation, storage, use, generation, manufacture, or release of Hazardous Materials on the Premises or in the Project, and Tenant shall promptly deliver to Landlord a copy of any notice of violation relating to the Premises or the Project of any Environmental Requirement.

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(b) Environmental Requirements. The term "Environmental Requirements" means all Laws regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the Project or the environment including the following; the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act: the Clean Air Act; the Clean Water Act; the Toxic Substances Control Act and all state and local counterparts thereto, and any common or civil law obligations including nuisance or trespass, and any other requirements of Section 14 and Exhibit C of this Lease. The term "Hazardous Materials" means and includes any substance, material, waste, pollutant, or contaminant that is or could be regulated under any Environmental Requirement or that may adversely affect human health or the environment, including any solid or hazardous waste, hazardous substance, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, synthetic gas, polychlorinated biphenyls (PCBs), and radioactive material). For purposes of Environmental Requirements, to the extent authorized by law, Tenant is and shall be deemed to be the responsible party, including the "owner" and "operator" of Tenant's "facility" and the "owner” of all Hazardous Materials brought on the Premises or the Project by a Tenant Party and the wastes, by-products, or residues generated, resulting, or produced therefrom.

(c) Removal of Hazardous Materials. Tenant, at its sole cost and expense, shall remove all Hazardous Materials (except for Hazardous Materials contained in products used by Tenant in de minimis quantities for ordinary cleaning and office purposes or contained in any generator, battery or similar device used by Tenant to provide auxiliary or emergency power to the Premises) stored, disposed of or otherwise released by a Tenant Party onto or from the Premises or the Project, in a manner and to a level satisfactory to Landlord in its sole discretion, but in no event to a level and in a manner less than that which complies with all Environmental Requirements and does not limit any future uses of the Premises or the Project or require the recording of any deed restriction or notice regarding the Premises or the Project. Tenant shall perform such work at any time during the period of this Lease upon written request by Landlord or, in the absence of a specific request by Landlord, before Tenant's right to possession of the Premises terminates or expires. If Tenant fails to perform such work within the time period specified by Landlord or before Tenant's right to possession terminates or expires (whichever is earlier), Landlord may at its discretion, and without waiving any other remedy available under this Lease or at law or equity (including an action to compel Tenant to perform such work), perform such work at Tenant's cost. Tenant shall pay all costs incurred by Landlord in performing such work within thirty days after Landlord's request therefor. Such work performed by Landlord is on behalf of Tenant and Tenant remains the owner, generator, operator, transporter, and/or arranger of the Hazardous Materials for purposes of Environmental Requirements. Tenant agrees not to enter into any agreement with any person, including any governmental authority, regarding the removal of Hazardous Materials that have been disposed of or otherwise released onto or from the Premises or the Project without the written approval of the Landlord.

(d) Tenant's Indemnity. Tenant shall indemnify, defend, and hold Landlord harmless from and against any and all losses (including diminution in value of the Premises or the Project and less of rental income from the Project), liabilities (INCLUDING ANY STRICT LIABILITY), claims, demands, actions, suits, damages (including punitive damages), expenses (including remediation, removal, repair, corrective action, or cleanup expenses), and costs (including actual attorneys' fees, consultant fees or expert fees and including removal or management of any asbestos brought into the Premises or the Project or disturbed in breach of the requirements of this Section 27, regardless of whether such removal or management is required by Law) which are brought or recoverable against, or suffered or incurred by Landlord as a result of any release of Hazardous Materials which Tenant is obligated to remove as provided above or any other breach of the requirements under this Section 27 by a Tenant Party regardless of whether Tenant had knowledge of such noncompliance. The obligations of Tenant under this Section 27 shall survive any expiration or termination of this Lease.

(e) Inspections and Tests. Landlord shall have access to, and a right to perform inspections and tests of, the Premises to determine Tenant's compliance with Environmental Requirements, its obligations under this Section 27, or the environmental condition of the Premises. Access shall be granted to Landlord upon Landlord's prior notice to Tenant and at such times so as to minimize, so far as may be reasonable under the circumstances, any disturbance to Tenant's operations. Such inspections and tests shall be conducted at Landlord's expense, unless such inspections or tests reveal that Tenant has not complied with any Environmental Requirement, in which case Tenant shall reimburse Landlord for the reasonable cost of such inspection and tests. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights that Landlord holds against Tenant. Tenant shall promptly notify Landlord of any communication or report that Tenant makes to any governmental authority regarding any possible violation of Environmental Requirements or release or threat of release of any Hazardous Materials onto or from the Premises or the Project. Tenant shall, within five days of receipt thereof, provide Landlord with a copy of any documents or correspondence received from any governmental agency or other party relating to a possible violation of Environmental Requirements or claim or liability associated with the release or threat of release or any Hazardous Materials onto or from the Premises or the Project.

(f) Delivery of the Premises. Landlord shall deliver possession of the Leased Premises to Tenant free from any Hazardous Substance and shall conduct all of its activities on the Premises, Building and the Project in compliance with all Environmental Requirements.

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(g) Limitation on Liability. Notwithstanding any provision contained herein to the contrary, Tenant shall not be liable, and shall have no obligation to indemnify Landlord, for any liabilities (including strict liabilities), penalties, demands, actions, costs and expenses (including without limitation legal fees), remediation and response costs, remediation plan preparation costs and any continuing monitoring or closure costs, incurred or suffered which arise from: (i) any Hazardous Materials located in, on or about the Project prior to the Commencement Date; or (ii) any Hazardous Substances not directly caused by Tenant or any Tenant Party. Prior to the Commencement Date, Landlord shall deliver to Tenant a copy of a currently dated environmental report reflecting the environmental condition of the Project.

28. Parking. Tenant shall have the exclusive right to use all parking spaces associated with the Building. Landlord reserves the right to initiate steps to control the parking utilization through gates, access cards, hang-tags or other means as appropriate.

29. Other Provisions.

(a) Guaranty. As additional consideration for Landlord to enter into this Lease. Tenant shall cause Guarantor to execute the guaranty, attached hereto as Exhibit H and Tenant shall deliver same to Landlord contemporaneously with Tenant's execution hereof. Tenant's failure to deliver such guaranty as required in the preceding sentence shall be an automatic Event of Default under this Lease, with no notice being necessary to Tenant, and Landlord shall be entitled to exercise any and all rights and remedies available to it hereunder, as well as at law or in equity. Additionally, if Tenant fails to deliver such guaranty, Landlord, notwithstanding anything to the contrary contained in this Lease, (1) shall not be required to perform any tenant improvement work in the Premises, (2) shall not be required to make any reimbursements or allowances in connection with any tenant improvement work, (3) shall not be required to pay any brokerage commissions to the broker or brokers representing Tenant in connection with this Lease (and Tenant shall indemnify Landlord against all costs, expenses, attorneys' fees, and other liability for commissions or other compensation claimed by any broker or agent claiming the same by. through. or under Tenant), (4) may terminate this Lease by providing Tenant five days advance written notice thereof, and (5) shall not be required to honor any renewal rights set forth in this Lease, if any.

(b) Termination Right. In the event that Landlord fails to close on any construction financing for the construction of the Premises, or such construction has not commenced as of August 1, 2009 (which date shall be extended day-for-day in the event of Tenant's failure to deliver to Landlord a copy of this Lease executed by Tenant on or before February 2, 2009). Tenant shall have the right to terminate this Lease with thirty (30) days prior written notice to Landlord; provided, however, that in the event that Landlord notifies Tenant within such thirty (30) day period that Landlord has closed such financing and commenced construction of the Premises, such termination shall be deemed to be null and void, and this Lease shall continue in full force and effect.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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(c) Waiver of Consumer Rights. Tenant hereby waives its rights under the Deceptive Trade Practices-Consumer Protection Act, Section 17.41 et seq., Business & Commerce Code, a law that gives consumers special rights and protections. After consultation with an attorney of Tenant's own selection, Tenant voluntarily consents to this waiver.

LANDLORD AND TENANT EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY THAT THE PREMISES ARE SUITABLE FOR TENANT’S INTENDED COMMERCIAL PURPOSE, AND TENANT’S OBLIGATION TO PAY RENT HEREUNDER IS NOT DEPENDENT UPON THE CONDITION OF THE PREMISES OR THE PERFORMANCE BY LANDLORD OF ITS OBLIGATIONS HEREUNDER, AND, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, TENANT SHALL CONTINUE TO PAY THE RENT. WITHOUT ABATEMENT, DEMAND, SETOFF OR DEDUCTION, NOTWITHSTANDING ANY BREACH BY LANDLORD OF ITS DUTIES OR OBLIGATIONS HEREUNDER, WHETHER EXPRESS OR IMPLIED.

This Lease is executed on the respective dates set forth below, but for reference purposes, this Lease shall be dated as of the date first above written. If the execution date is left blank, this Lease shall be deemed executed as of the date first written above.

LANDLORD:	AR INDUSTRIAL NO. I, LTD.,
a Texas limited partnership

	By:	29BCO, Inc.,
a Texas corporation
General Partner

	By:	/s/ Joel M. Overton, Jr.
	Name:	Joel M. Overton, Jr.
	Title:	Senior Vice President
	Execution Date:	2/10/09

TENANT:	ORTHOFIX, INC.,
A Minnesota corporation

	By:	/s/ Michael P. Simpson
	Name:	Michael P. Simpson
	Title:	President Orthofix Inc.
	Execution Date:	2/10/2009

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